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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
10.75% Capital Securities of TCF Capital I, Series I	$115,000,000	(1)	$4,519.50	(2)
(1)
The maximum aggregate offering price includes capital securities that the underwriters may purchase in order to cover over-allotments, if any.

(2)
The filing fee of $4,519.50 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
File Nos. 333-152922 and 333-152922-01

Prospectus Supplement
(To Prospectus dated August 11, 2008)

4,000,000 Capital Securities

TCF Capital I

10.75% Capital Securities, Series I
(Liquidation amount $25 per capital security)
Fully and unconditionally guaranteed, on a subordinated basis, to the extent described below, by

TCF Financial Corporation

TCF Capital I, a Delaware statutory trust, will issue the capital securities. Each capital security represents an undivided beneficial ownership interest in the assets of the issuer. The only assets of the issuer will be junior subordinated notes issued by TCF Financial Corporation. The issuer will pay distributions on the capital securities only from the proceeds, if any, of interest payments on the junior subordinated notes.

The junior subordinated notes will bear interest on their principal amount from and including the date they are issued to but excluding the maturity date or the date of earlier redemption at the annual rate of 10.75%, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning November 15, 2008. We have the right, on one or more occasions, to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 5 years without being subject to our obligations under the alternative payment mechanism described in this prospectus supplement and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default and acceleration under the terms of the junior subordinated notes. If we exercise this right, the issuer will also defer paying a corresponding amount of distributions on the capital securities during that period of deferral. In the event of our bankruptcy, holders will have a limited claim for deferred interest. The junior subordinated notes will mature on August 15, 2068, the "maturity date".

At our option, any or all of the capital securities may be redeemed at 100% of their liquidation amount plus accrued and unpaid distributions on or after August 15, 2013 or any time prior to August 15, 2013 upon the occurrence of a capital treatment event or a tax event or at the redemption price set forth herein upon the occurrence of a rating agency event. The junior subordinated notes will be subordinated to all of our existing and future senior, subordinated and junior subordinated debt, except for any debt that by its terms is not superior in right of payment, and will be effectively subordinated to all liabilities of our subsidiaries. As a result, the capital securities also will be effectively subordinated to the same debt and liabilities. We will guarantee the capital securities on a subordinated basis to the extent described in this prospectus supplement.

See "Risk Factors" beginning on page S-10 and the risk factors contained in our annual report on Form 10-K incorporated by reference herein for a discussion of certain risks that you should consider in connection with an investment in the capital securities. In addition, see additional information regarding these risks and current developments in items 1 and 2 and in the Supplementary Information of Part I of TCF's Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public		Underwriting Commissions		Proceeds to Issuer
Per Capital Security	$25.0000		$0.7875	(2)	$25.0000
Total(3)	$100,000,000	(1)	$3,150,000	(2)	$100,000,000
(1)
Your purchase price will also include distributions accrued on the capital securities since August 19, 2008, if any.

(2)
TCF Financial Corporation will pay the underwriting commissions.

(3)
The underwriters may also purchase up to an additional 600,000 capital securities at the public offering price within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.

We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to begin within 30 days after the capital securities are first issued.

We expect to deliver the capital securities to investors through the book-entry facilities of The Depository Trust Company and its direct participants on or about August 19, 2008.

Sole Bookrunner	Co-Lead Manager
RBC CAPITAL MARKETS	STIFEL NICOLAUS
Co-Managers
HOWE BARNES HOEFER & ARNETT	STERNE AGEE

August 13, 2008

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. Neither we nor the issuer have authorized anyone to provide you with any other information. If you receive any information not authorized by us or the issuer, you should not rely on it.

        We are offering the capital securities for sale only in places where sales are permitted.

        You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

Prospectus Supplement

Prospectus

About this Prospectus	3
Where You Can Find More Information	4
Forward-Looking Statements	5
TCF Financial Corporation	6
The Issuer	7
Use of Proceeds	9
Consolidated Ratios of Earnings to Fixed Charges	10
Description of the Capital Securities	11
Global Capital Securities; Book-Entry Issuance	17
Description of the Guarantee	21
Description of Junior Subordinated Notes	24
Certain ERISA Matters	32
Plan of Distribution	35
Legal Matters	36
Experts	36

i

 SUMMARY

        In this summary, we have highlighted certain information in this prospectus supplement and the attached prospectus. This summary may not contain all of the information that is important to you. To understand the terms of the capital securities and the related guarantees and junior subordinated notes, as well as the considerations that are important to you in making your investment decision, you should carefully read this entire prospectus supplement and the attached prospectus. You should also read the documents we have referred you to in "Where You Can Find More Information" on page 4 of the attached prospectus.

About this Prospectus Supplement

        This prospectus supplement summarizes the specific terms of the securities being offered and supplements the general descriptions set forth in the attached prospectus. This prospectus supplement may also update or supersede information in the attached prospectus. In the case of inconsistencies, this prospectus supplement will apply. Terms used but not defined in this prospectus supplement have the meanings indicated in the attached prospectus.

The Issuer and TCF

        TCF Capital I, which we refer to as the "issuer," is a Delaware statutory trust. It was created for the purpose of issuing the 10.75% Capital Securities, Series I, which we refer to as the "capital securities," and engaging in the other transactions described in this prospectus supplement and the attached prospectus. The issuer trustees referred to on page 7 of the attached prospectus will conduct the business affairs of the issuer.

        TCF Financial Corporation, which we refer to as "TCF," "we" or "us," is a financial holding company. Our banking subsidiaries, TCF National Bank and TCF National Bank Arizona, are headquartered in Minnesota and Arizona and operate bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona. As of June 30, 2008, TCF's consolidated assets were $16.5 billion. TCF was the 36th largest publicly traded bank holding company in the United States based on total assets as of March 31, 2008 as determined by Ipreo. TCF's principal executive office is located at 200 Lake Street East, Wayzata, Minnesota 55391-1693. Our telephone number is (952) 745-2760.

Recent Developments

Financial Results

        TCF recently filed with the Securities and Exchange Commission its quarterly report on Form 10-Q for the period ended June 30, 2008. The Form 10-Q is incorporated by reference in this Prospectus Supplement. Investors should read the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K for the year ended December 31, 2007, for information on the Company, its financial results and risks and uncertainties. The following is a brief summary of TCF's results of operations for the second quarter of 2008.

        TCF reported diluted earnings per common share of 19 cents for the second quarter of 2008, compared with 49 cents for the same 2007 period. Net income was $23.7 million for the second quarter of 2008, compared with $62.1 million for the same 2007 period. The second quarter of

2008 included $1.1 million in pre-tax gains on sales of securities and $5 million of adjustments related to increased state income taxes, for a net after-tax charge of three cents per diluted share. Net income for the second quarter of 2007 included $2.7 million in pre-tax gains on the sales of real estate and $1.9 million of favorable income tax adjustments, for a combined after-tax credit of three cents per diluted share.

        Net interest income for the second quarter of 2008 was $151.6 million, up from $137.4 million for the second quarter of 2007 and up from $142.8 million from the first quarter of 2008. The net interest margin for the second quarter of 2008 was 4.00%, compared with 4.02% for the same 2007 period and 3.84% for the first quarter of 2008.

        The increase in net interest income from the second quarter of 2007 was primarily attributable to a $1.5 billion, or 10.9%, increase in average interest-earning assets, partially offset by a two basis point reduction in net interest margin. The increase in net interest income from the first quarter of 2008 was primarily due to a $296.1 million increase in average interest-earning assets and a 16 basis point increase in net interest margin. The 16 basis point increase in net interest margin from the first quarter of 2008 was primarily due to declines in rates paid on deposits and borrowings, as a result of generally lower market interest rates, exceeding the market-driven decline in yields on interest-earning assets, partially due to loans at their contractual interest rate floor. The average balance of consumer home equity loans that were at their contractual interest rate floor was $1.2 billion for the second quarter of 2008, compared with $645 million for the first quarter of 2008. In addition, the net interest margin for the second quarter of 2008, as compared with the first quarter of 2008, benefited from increased lower cost deposits as a percentage of total deposits and borrowings.

        TCF recorded provision expense of $62.9 million in the second quarter of 2008, compared with $13.3 million for the same 2007 period. The increase in the provision for credit losses is primarily due to higher consumer home equity loan net charge-offs and the resulting portfolio reserve rate increases, and higher reserves and net charge-offs for commercial loans, primarily in Michigan. Home values continued to decline in all of TCF's markets and financial stress on consumers continues to increase, especially in Minnesota and Michigan. These trends adversely impacted consumer loans as the number of credit loss incidents and the average severity of individual losses increased.

        Net loan and lease charge-offs were $26.6 million, or 0.84% (annualized) of average loans and leases, in the second quarter of 2008, compared with $7 million, or 0.24% (annualized), for the same 2007 period. Consumer home equity net charge-offs for the second quarter of 2008 were $13.9 million compared with $4.5 million for the same 2007 period. The higher consumer home equity net charge-offs were primarily due to the residential real estate market conditions in Minnesota and Michigan.

        Total non-interest income was $122.6 million for the second quarter of 2008, compared with $129.6 million for the same 2007 period. The $7 million decrease from the second quarter of 2007 is primarily attributable to lower revenue from banking fees and service charges and lower leasing and equipment finance revenue.

        Non-interest expense totaled $168.7 million for the second quarter of 2008, up $6.2 million, or 3.8%, from $162.5 million for the same 2007 period. The increase in non-interest expense was primarily due to an increase in foreclosed real estate expense due to increased property taxes and higher real estate disposition losses in 2008 and costs associated with exiting the Education Lending business and other reductions of lending employees.

        TCF recorded income tax expense of $18.9 million for the second quarter of 2008, or 44.31%, of income before income tax expense, compared with $29 million, or 31.85%, of income before income tax expense, for the comparable 2007 period. The second quarter of 2008 income tax expense includes a $2.2 million year-to-date increase in income tax expense and a $2.8 million increase in deferred income taxes related to changes in state income taxes, primarily in Minnesota. The second quarter of 2007 includes a $1.9 million reduction in income tax expense related to favorable developments in uncertain tax positions.

        As of June 30, 2008, TCF's total assets were $16.5 billion, an increase of $483 million or 3%, from December 31, 2007. Total loans and leases were $13 billion at June 30, 2008, and grew $614 million, or 5%, from December 31, 2007. Total deposits at June 30, 2008, were $10.1 billion, an increase of $570 million, or 5.9%, from December 31, 2007. Total stockholders equity was $1.1 billion at June 30, 2008, a decrease of 1% from December 31, 2007. TCF's total risk based capital ratio was 10.86% at June 30, 2008, or $103.6 million above the regulatory well-capitalized requirement. At December 31, 2007, TCF's total risk based capital ratio was 10.70%, or $81 million above the regulatory well-capitalized requirement.

Management Change

        On July 26, 2008, the Board of Directors of the Company elected William A. Cooper to succeed Lynn A. Nagorske as Chief Executive Officer effective July 26, 2008. Mr. Cooper, 65, has been Chairman of the Board of TCF Financial Corporation since its formation in 1987, and Chief Executive Officer from 1987–2005. Mr. Cooper was also CEO of TCF National Bank until 1993. Mr. Cooper will continue to serve as Chairman of the Board, in addition to his new position as CEO of TCF Financial Corporation.

Use of Proceeds

        All proceeds from the sale of the capital securities and common securities will be used by the issuer to purchase our junior subordinated notes. We expect to use the net proceeds from the sale of the junior subordinated notes for general corporate purposes.

The Capital Securities

        Each capital security represents an undivided beneficial ownership interest in the assets of the issuer.

        The issuer will sell the capital securities to the public and its common securities to us. The issuer will use the proceeds from those sales to purchase $100,010,000 aggregate principal amount (or $115,010,000 aggregate principal amount if the underwriters exercise their option to purchase additional capital securities in full) of our 10.75% junior subordinated notes, which are a series of the junior subordinated notes referred to in the attached prospectus. We will pay interest on the junior subordinated notes at the same rate and on the same dates as the issuer makes payments on the capital securities. The issuer will use the payments it receives on the junior subordinated notes to make the corresponding payments on the capital securities.

Distributions

        If you purchase capital securities, you will be entitled to receive periodic distributions on the stated liquidation amount of $25 per capital security (the "liquidation amount") on the same payment dates and in the same amounts as we pay interest on a principal amount of junior subordinated notes equal to the liquidation amount of such capital security. Distributions will accumulate from and including August 19, 2008. The issuer will make distribution payments on the capital securities quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning November 15, 2008, unless those payments are deferred as described below.

Deferral of Distributions

        We have the right, on one or more occasions, to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 5 years without being subject to our obligations described under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" and for one or more consecutive interest periods that do not exceed a total of 10 years without giving rise to an event of default and acceleration under the terms of the junior subordinated notes or the capital securities. However, no interest deferral may extend beyond the repayment in full or earlier redemption of the junior subordinated notes. If we exercise our right to defer interest payments on the junior subordinated notes, the issuer will also defer paying a corresponding amount of distributions on the capital securities during that period of deferral.

        Although neither we nor the issuer will be required to make any interest or distribution payments during a deferral period other than pursuant to the alternative payment mechanism, interest on the junior subordinated notes will continue to accrue during deferral periods and, as a result, distributions on the capital securities will continue to accumulate at the then applicable interest rate on the junior subordinated notes, compounded on each distribution date.

        Following the earlier of (i) the fifth anniversary of the commencement of a deferral period and (ii) a payment of current interest on the junior subordinated notes, we will be required to pay deferred interest pursuant to the alternative payment mechanism described under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism." At any time during a deferral period, we may not pay deferred interest except pursuant to the alternative payment mechanism, subject to limited exceptions. However, we may pay current interest on any interest payment date out of any source of funds free of the limitations of the alternative payment mechanism, even if that interest payment date is during a deferral period.

        If we defer payments of interest on the junior subordinated notes, the junior subordinated notes will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your capital securities in gross income for United States federal income tax purposes, prior to receiving any cash distributions. See "Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount."

Redemption of Capital Securities

        Subject to the provisions described in "Description of the Capital Securities — Subordination of Common Securities" in the attached prospectus, the issuer will use the proceeds of any repayment or redemption of the junior subordinated notes to redeem, on a proportionate basis, an equal amount of capital securities and common securities.

        For a description of our rights to redeem the junior subordinated notes, see "Summary of Terms of Junior Subordinated Notes — Redemption" below.

        Under the current rules of the Board of Governors of the Federal Reserve System (referred to collectively with any successor federal bank regulatory agency having primary jurisdiction over us as the "Federal Reserve"), Federal Reserve approval is generally required for the early redemption of preferred stock or trust preferred securities included in regulatory capital.

Liquidation of the Issuer and Distribution of Junior Subordinated Notes to Holders

        We may dissolve the issuer at any time, subject to our receipt of any required prior approval by the Federal Reserve.

        If we dissolve the issuer, after the issuer satisfies all of its liabilities as required by law, the issuer trustee will:

  •
  distribute the junior subordinated notes to the holders of the capital securities and common securities; or

  •
  if the property trustee determines that a distribution of the junior subordinated notes is not practical, pay the liquidation amount of the capital securities, plus any accumulated and unpaid distributions to the payment date, in cash.

Further Issues

        The issuer has the right to issue additional capital securities in the future, including capital securities of this series. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price and accrue distributions from a different date than the capital securities being offered hereby. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

Book-Entry

        The capital securities will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company ("DTC") or its nominee. This means that you will not receive a certificate for your capital securities and capital securities will not be registered in your name, except under certain limited circumstances described in the attached prospectus under the caption "Global Capital Securities; Book-Entry Issuance."

Listing

        We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected to commence within 30 days after the capital securities are first issued.

The Junior Subordinated Notes

Repayment of Principal

        The junior subordinated notes will mature on August 15, 2068 or if that date is not a business day, the next business day (the "maturity date").

Interest

        The junior subordinated notes will bear interest on their principal amount from and including the date they are issued to but excluding the maturity date or the date of earlier redemption at the annual rate of 10.75%, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning November 15, 2008. See "Summary of Terms of Junior Subordinated Notes — Interest Rate and Interest Payment Dates."

Ranking

        The junior subordinated notes will constitute one series of the junior subordinated notes referred to in the attached prospectus and will be issued by us under the indenture referred to in such prospectus. The junior subordinated notes will be unsecured and will rank junior to all of our existing and future senior, subordinated and junior subordinated debt (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), except for any future debt that by its terms is not superior in right of payment to the junior subordinated notes. All of our other existing debt is senior debt. As of June 30, 2008, we had approximately $6.5 million of senior debt outstanding. The indenture does not limit the amount of senior debt that we may issue or the amount of debt of our subsidiaries that we may guarantee. See "Summary of Terms of Junior Subordinated Notes" for the definition of "senior debt." In addition, the junior subordinated notes will be effectively subordinated to all liabilities of our subsidiaries. At June 30, 2008, our subsidiaries' deposits and borrowings totaled approximately $15.1 billion.

Certain Payment Restrictions Applicable to TCF

        During any period in which

  •
  an event of default under the indenture has occurred and is continuing;

  •
  we are in default regarding our payment of any obligations under our guarantee regarding the issuer; or

  •
  we have given notice of our election to defer interest payments on the junior subordinated notes but the related deferral period has not yet commenced or a deferral period is continuing,

we generally may not, nor may we permit any of our subsidiaries to, make payments on or redeem or purchase our capital stock or our debt securities or guarantees ranking pari passu with or junior to the junior subordinated notes upon our liquidation, subject to certain limited exceptions. In addition, if any deferral period lasts longer than one year, we generally may not, nor may we permit any of our subsidiaries to, redeem or purchase any of our securities that rank junior to or pari passu with any securities sold pursuant to the alternative payment mechanism during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid.

        The terms of the junior subordinated notes permit us to make any payment of current or deferred interest on our debt securities or guarantees that rank pari passu with the junior subordinated notes upon our liquidation so long as any such payment is made pro rata with the amounts due on all outstanding parity securities (including the junior subordinated notes), subject to the limitations described in the last paragraph under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism," to the extent that they apply.

Redemption of Junior Subordinated Notes

        We may elect to redeem any or all of the junior subordinated notes at any time on or after August 15, 2013 at 100% of their principal amount. In addition, we may elect to redeem all, but not less than all, of the junior subordinated notes at any time prior to August 15, 2013 at (i) 100% of their principal amount if certain changes occur relating to the capital treatment or tax treatment of the capital securities or (ii) a make-whole redemption price if certain changes occur relating to the rating agency treatment of the capital securities, in each case plus accrued and unpaid interest. For a description of the changes that would permit such a redemption and the make-whole redemption price, see "Summary of Terms of Junior Subordinated Notes — Redemption" below.

        Any redemption of the junior subordinated notes will be subject to the limitations described under "Replacement Capital Covenant" below if a replacement capital covenant is then in effect. In addition, under the current risk-based capital adequacy guidelines of the Federal Reserve, Federal Reserve approval is generally required for the early redemption of preferred stock or trust preferred securities included in regulatory capital.

Events of Default

        The following events are events of default with respect to the junior subordinated notes:

  •
  default in the payment of any interest, including compounded interest, in full on the junior subordinated notes for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period if at such time such deferral period has not ended;

  •
  default in the payment of the principal of the junior subordinated notes when due whether on the maturity date, upon redemption or otherwise; or

  •
  certain events of bankruptcy, insolvency and reorganization involving us.

        If an event of default under the indenture arising from a default in the payment of interest of the type described in the first bullet point above has occurred and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes will have the right to declare the principal of and accrued interest (including compounded interest) on those securities to be due and payable immediately. If the debenture trustee or the holders of at least 25% of the aggregate outstanding principal amount of the junior subordinated notes fail to make that declaration, then the holders of at least 25% in total liquidation amount of the capital securities then outstanding will have the right to do so. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of and accrued interest on the junior subordinated notes will automatically, and without any declaration or other action on the part of the debenture trustee or any holder of junior subordinated notes, become immediately due and payable. In case of any other event of default, there is no right to declare the principal amount of the junior subordinated notes immediately due and payable.

Replacement Capital Covenant

        We may in the future, in our sole discretion, covenant in a replacement capital covenant for the benefit of holders of a designated series of our or our largest depository institution subsidiary's long-term indebtedness that ranks senior to the junior subordinated notes that we will not redeem, purchase or defease any portion of the principal amount of the junior subordinated notes and we will cause our majority-owned subsidiaries not to purchase all or any portion of the junior subordinated notes on or before a certain date (which date will be prior to the Maturity Date), except to the extent that either (i) subject to certain limitations, a specified amount shall have been raised from the issuance, during a set period prior to the date of that redemption, purchase or defeasance, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated notes at the time of redemption, purchase or defeasance or (ii) the junior subordinated notes are exchanged for consideration that includes a specified amount of such replacement capital securities. The determination of the equity-like characteristics of the junior subordinated notes may result in the issuance of an amount of new securities that may be less than the principal amount of the junior subordinated notes, depending upon, among other things, the nature of the new securities issued and the equity-like characteristics attributed by a rating agency to the junior subordinated notes and the new securities.

        Our covenants in any replacement capital covenant will run only to the benefit of holders of the designated series of our or our largest depository institution subsidiary's long-term indebtedness. Any replacement capital covenant will not be for the benefit of holders of the capital securities or the junior subordinated notes and may not be enforced by them and is not a term of the indenture or supplemental indenture establishing the terms of the junior subordinated notes.

Guarantee by TCF

        We will fully and unconditionally guarantee payment of amounts due under the capital securities on a subordinated basis and to the extent the issuer has funds available for payment of those amounts. We refer to this obligation as the "guarantee." However, the guarantee does not cover payments if the issuer does not have sufficient funds to make the distribution payments, including, for example, if we have failed to pay to the issuer amounts due under the junior subordinated notes or if we elect to defer payment of interest on the junior subordinated notes.

        As obligor under the junior subordinated notes, we are also obligated to pay the expenses and other obligations of the issuer, other than its obligations to make payments on the capital securities.

Certain ERISA Matters

        In general, employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans subject to Section 4975 of the Internal Revenue Code (the "Code") and plans subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws") (or entities deemed to hold the assets of any such employee benefit plan or plan) (collectively, "Plans") will be eligible to purchase the capital securities. By indirectly or directly purchasing or holding capital securities or any interest in them, you will be deemed to have represented that either: (i) you are not a Plan and are not purchasing the capital securities on behalf of or with "plan assets" of any Plan; or (ii) your purchase, holding and disposition of capital securities (or junior subordinated notes) will not violate any Similar Laws and either (a) will not result in a non-exempt prohibited transaction under ERISA or the Code or (b) if it could result in such a prohibited transaction, it satisfies the requirements of, and is entitled to full exemptive relief under Prohibited Transaction Class Exemption 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

        Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code or Similar Laws of any investment in the capital securities. See "Certain ERISA Matters" in the attached prospectus.

 RISK FACTORS

        Before deciding whether to purchase any capital securities, you should pay special attention to the following risk factors as well as the risk factors in item 1A of our annual report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus supplement. In addition, see additional information regarding these risks and current developments in items 1 and 2 and in the Supplementary Information of Part I of TCF's Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

  Economic Conditions and Declining Housing Prices and Real Estate Values

        The United States, including TCF's markets, has experienced weakening economic conditions and declines in housing prices and real estate values in general. As discussed in Part I, Item 1A, Risk Factors, and Part II, Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations in TCF's Annual Report on Form 10-K dated December 31, 2007 and in Part I, Item 2 of TCF's Form 10-Q for the quarterly period ended June 30, 2008, TCF's loan portfolio contains significant amounts of loans secured by residential and commercial real estate. TCF has experienced increases in non-performing assets, net charge-offs and provisions for credit losses as a result of continuing deterioration of the housing markets, increasing financial stress on consumers and weakening economic conditions. In the event of worsening economic conditions and continued decline in real estate values, TCF would expect continued deterioration of credit represented by increased balances of non-performing assets, increased net charge-offs and increased provisions for credit losses.

  Subordination of Junior Subordinated Notes and the Guarantee

        Our obligations under the junior subordinated notes and the guarantee are unsecured and rank junior in right of payment to all of our existing and future senior debt. For purposes of the junior subordinated notes, "senior debt" means all existing and future senior, subordinated and junior subordinated debt of TCF (except for any future debt that by its terms is not superior in right of payment to the junior subordinated notes). As of June 30, 2008, we had approximately $6.5 million of senior debt outstanding under our revolving credit facility. The indenture does not limit the amount of senior debt that we may issue. The junior subordinated notes will rank junior to borrowings from time to time under our revolving credit facility, and will rank pari passu with any future debt that by its terms does not upon our liquidation rank senior to the junior subordinated notes and with our trade creditors.

        This means that we may not make any payments on the junior subordinated notes or under the guarantee if we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all senior debt, or there shall exist any event of default on any senior debt that triggers the acceleration of any senior debt. In addition, we may in the future issue subordinated debentures that prohibit us from making any payment of interest on the junior subordinated notes or guarantee and from repaying, redeeming or purchasing any junior subordinated notes if we are aware of any event that would be an event of default under the indenture governing those subordinated debentures or at any time we have deferred interest thereunder. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior debt in full before any payments may be made on the junior subordinated notes or under the guarantee.

  Status of TCF as a Holding Company

        We are a holding company and conduct substantially all of our operations through subsidiaries. As a result, our ability to make payments on the junior subordinated notes and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries.

        In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary's liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the junior subordinated notes and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries. At June 30, 2008, our subsidiaries' deposits and borrowings totaled approximately $15.1 billion. You should look only to the assets of TCF as the source of payment for the junior subordinated notes and the guarantee.

  Restrictions on Ability to Make Distributions on or Redeem the Capital Securities

        Federal banking authorities will have the right to examine the issuer and its activities because it is our subsidiary. Under certain circumstances, including any determination that our relationship to the issuer would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders that could restrict the issuer's ability to make distributions on or to redeem the capital securities.

  Dependence on TCF's Payments on Junior Subordinated Notes; Limitations under the Guarantee

        The issuer's ability to make timely distribution and redemption payments on the capital securities is solely dependent on our making the corresponding payments on the junior subordinated notes. As a result, a significant deterioration in our financial condition, earnings or cash flow, as a result of an economic downturn and a corresponding decrease in credit quality or otherwise, that limits our ability to make payments on the junior subordinated notes would also limit the issuer's ability to make timely payments on the capital securities. In addition, the guarantee only guarantees that we will make distribution and redemption payments if the issuer has funds available to make the payments but fails to do so.

        If the issuer defaults on its payment obligations under the capital securities because we have failed to make the corresponding payments under the junior subordinated notes (other than the nonpayment of interest during a deferral period), you will not be able to rely upon the guarantee for payment. Instead, you may institute a legal proceeding directly against TCF for enforcement of our payment obligations under the indenture and the junior subordinated notes.

  Interest Deferral for 10 Years without Event of Default

        We have the right to defer interest on the junior subordinated notes for a period of up to 10 consecutive years. Although we would be subject to the alternative payment mechanism after the earlier of (i) the fifth anniversary of the commencement of a deferral period and (ii) a payment of current interest on the junior subordinated notes, if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the junior subordinated notes for a period of up to 10 consecutive years without causing an event of default. Holders of capital securities will receive no or limited current income on the capital securities and, so long as we are otherwise in compliance with our obligations, will have no remedies against the issuer or us for nonpayment unless we fail to pay all deferred interest (including compounded interest) within 30 days of the end of the 10-year deferral period.

  Alternative Payment Mechanism, Source of Deferred Interest Payments and Market Disruption Events

        If we elect to defer interest payments, we will not be permitted to pay deferred interest on the junior subordinated notes (and compounded interest thereon) during the deferral period, which may last up to 10 years, from any source other than the issuance of common stock and qualifying warrants up to the "common equity issuance cap" or qualifying preferred stock and mandatorily convertible preferred stock up to the "preferred stock issuance cap" (each as defined under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below) unless the Federal Reserve has disapproved of such issuance or disapproved of the use of proceeds of such issuance to pay deferred interest.

        The indenture limits our obligation to raise proceeds from the sale of common stock and qualifying warrants to pay deferred interest prior to the fifth anniversary of the commencement of a deferral period to an amount we refer to as the "common equity issuance cap." Once we reach the common equity issuance cap for a deferral period, we will not be required to issue more common stock or qualifying warrants under the alternative payment mechanism prior to the fifth anniversary of the commencement of that deferral period. The common equity issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of that deferral period, at which point we must pay any deferred interest, to the extent not disapproved by the Federal Reserve after notice, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any market disruption event and the share cap amount (each as described in this prospectus supplement).

        The "preferred stock issuance cap" limits the issuance of qualifying preferred stock and mandatorily convertible preferred stock pursuant to the alternative payment mechanism to an amount the net proceeds of which, together with the net proceeds of all qualifying preferred stock and still outstanding mandatorily convertible preferred stock issued during any deferral period and applied to pay deferred interest, equals 25% of the aggregate principal amount of the junior subordinated notes issued under the indenture.

        The indenture limits the amount of shares of our common stock, qualifying warrants or mandatorily convertible preferred stock that we may sell to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism. See "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below. If the number of shares of our common stock (including those issuable upon exercise or conversion of qualifying warrants and mandatorily convertible preferred stock) that we need to sell in order to pay deferred interest exceeds the "share cap" (as described under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below) we must use commercially reasonable efforts to increase the share cap from time to time to a number of shares that would allow us to satisfy our obligations with respect to the alternative payment mechanism, and we further must use commercially reasonable efforts, subject to the share cap, to set the terms of the qualifying warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest in accordance with the alternative payment mechanism. However, we cannot guarantee that we will be able to increase the share cap amount or set the terms of the qualifying warrants in such a manner so as to raise sufficient proceeds to pay all such deferred interest.

        The occurrence of a market disruption event may prevent or delay a sale of qualifying APM securities (as defined under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below) pursuant to the alternative payment mechanism and, accordingly, the payment of deferred interest on the junior subordinated notes. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain any consent or approval of our shareholders or a regulatory body or governmental authority for the issuance of qualifying APM securities notwithstanding our commercially reasonable efforts. Moreover, we may encounter difficulties in successfully marketing our qualifying APM securities, particularly during times we are subject to the restrictions on dividends as a result of the deferral of interest. If we do not sell sufficient number of qualifying APM securities to fund deferred interest payments in these circumstances, we will not be permitted to pay deferred interest to the issuer and, accordingly, no payment of distributions may be made on the capital securities, even if we have cash available from other sources. On any date and for any period the amount of net proceeds received by us from sales of our qualifying APM securities and available for payment of the deferred interest and distributions shall be applied to the junior subordinated notes and certain other parity securities on a pro rata basis up to the common equity issuance cap, the preferred stock issuance cap and the share cap (or comparable provisions in the instruments governing those parity securities) in proportion to the total amount that are due on the junior subordinated notes and such parity securities, or on such other basis as the Federal Reserve may approve. Any future parity obligations may also obligate us to sell qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions. See "Summary of Terms of Junior Subordinated Notes — Option to Defer Interest Payments," "— Alternative Payment Mechanism" and "— Market Disruption Events."

  Federal Reserve Notification and Alternative Payment Mechanism

        We must notify the Federal Reserve if the alternative payment mechanism is applicable. We may not sell qualifying APM securities pursuant to the alternative payment mechanism or use the proceeds of such sale to pay deferred interest, in each case, if the Federal Reserve has disapproved such actions. Accordingly, if we elect to defer interest and the Federal Reserve disapproves either our sale of qualifying APM securities pursuant to the alternative payment mechanism or our use of the proceeds to pay deferred interest, we may be unable to pay deferred interest that otherwise would be paid pursuant to the alternative payment mechanism. We may continue to defer interest in the event of Federal Reserve disapproval of all or part of the alternative payment mechanism until 10 years have elapsed since the beginning of the deferral period without triggering an event of default under the indenture. As a result, we could defer interest for up to 10 years without being required to sell our qualifying APM securities and apply the proceeds to pay deferred interest.

  Potential Adverse Market Price and Tax Consequences of Deferral of Interest Payments

        We currently do not intend to exercise our right to defer payments of interest on the junior subordinated notes. However, if we exercise that right in the future, the market price of the capital securities is likely to be affected. As a result of the existence of our deferral right, the market price of the capital securities, payments on which depend solely on payments being made on the junior subordinated notes, may be more volatile than the market prices of other securities that are not subject to optional deferrals.

        If we do defer interest on the junior subordinated notes and you elect to sell capital securities during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its capital securities until the payment of interest at the end of the deferral period. You will also not receive the cash distribution related to any accrued and unpaid interest from the issuer if you sell the capital securities before the record date for any deferred distributions, even if you held the capital securities on the date that the payments would have been paid absent such deferral.

        If we do defer interest payments on the junior subordinated notes, you will be required to accrue income, in the form of original issue discount, for United States federal income tax purposes during the period of the deferral in respect of your proportionate share of the junior subordinated notes, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. See "Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount."

  Tax Consequences of Dissolution of Issuer

        We may dissolve the issuer at any time, subject to our receipt of any required prior approval by the Federal Reserve. Upon dissolution of the issuer, junior subordinated notes may be distributed to the holders of the capital securities, as described under "Description of the Capital Securities — Redemption or Exchange" in the attached prospectus. Under current United States federal income tax law, and assuming, as expected, that the issuer is treated as a grantor trust, such a distribution of junior subordinated notes to you should not be a taxable event. However, if the issuer is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, or if there is a change in law, the distribution of the junior subordinated notes to you may be a taxable event.

  Capital Securities May be Redeemed at any Time

        We may redeem the junior subordinated notes at any time on or after August 15, 2013 or prior to August 15, 2013 in the event of certain changes in the tax, rating agency or regulatory capital treatment of the capital securities. Any redemption would cause a mandatory redemption of the capital securities. An Internal Revenue Service pronouncement or threatened challenge affecting the tax treatment of the junior subordinated notes could occur at any time. Similarly, changes in rating agency methodology for assigning equity credit to the junior subordinated notes and changes or proposed changes in the treatment of the junior subordinated notes for Federal Reserve capital adequacy purposes could result in the junior subordinated notes being redeemed earlier than would otherwise be the case. See "Summary of Terms of Junior Subordinated Notes — Redemption" below.

        If the capital securities were redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the capital securities at the same rate as the rate of return on the capital securities.

  Claim Limitations upon Bankruptcy, Insolvency or Receivership

        In certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of the junior subordinated notes, whether voluntary or not, a holder of junior subordinated notes will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) the earliest two years of accrued and unpaid interest (including compounded interest thereon) on such holder's junior subordinated notes and (y) an amount equal to such holder's pro rata share of the excess, if any, of the preferred stock issuance cap over the aggregate amount of net proceeds from the sale of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock that we have applied to pay such interest pursuant to the alternative payment mechanism. To the extent the remaining claim for deferred interest exceeds the amount set forth in clause (x), the holders of the junior subordinated notes shall be deemed to agree that the amount they receive in respect of such excess shall not exceed the amount they would have received had such claim ranked pari passu with the claims of the holders, if any, of qualifying preferred stock.

  Limited Rights of Acceleration

        The remedies for any breach of our obligations under the alternative payment mechanism, including the limitation on the source for payments of deferred interest and the restrictions imposed in connection with any optional deferral of interest payments, are limited. Our failure to comply with these obligations and restrictions would not constitute an event of default or give rise to a right of acceleration or similar remedy under the terms of the indenture.

  Limited Voting Rights

        As a holder of capital securities, you will have limited voting rights. You generally will not be entitled to vote to appoint, remove or replace the property trustee, the Delaware trustee or any administrative trustee, all of which may be appointed, removed or replaced by us. However, if an event of default occurs with respect to the junior subordinated notes, you would be entitled to vote to remove, replace or appoint the property trustee and the Delaware trustee.

  Changes in Demand for Capital Securities

        Neither we nor the issuer can assure you as to the market prices for the capital securities or the junior subordinated notes that may be distributed in exchange for the capital securities. Investor demand for the capital securities may be greater or less than demand for traditional trust preferred instruments. Investor demand for securities with the characteristics of the capital securities may change as these characteristics are assessed by market participants, regulators and others. Accordingly, the capital securities that you may purchase, whether pursuant to the offer made by this prospectus supplement or in the secondary market, may trade at a discount to the price that you paid to purchase the capital securities if investor demand for securities with characteristics similar to those of the capital securities decreases over time. Furthermore, if we exchange the capital securities for the junior subordinated notes, demand for the junior subordinated notes may be greater or less than demand for the capital securities.

  Trading Characteristics of Capital Securities

        We have applied to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. The underwriters for this offering have advised us that they intend to make a market in the capital securities prior to the date the capital securities begin trading on the New York Stock Exchange, but they are not obligated to do so, and they may discontinue any market making in the capital securities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market for the capital securities will develop, that you will be able to sell your capital securities at a particular time or that the price you receive when you sell will be favorable.

  There can be no assurance that the Internal Revenue Service or a court will agree with the characterization of the Junior Subordinated Notes as indebtedness for United States federal income tax purposes.

        The junior subordinated notes are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the junior subordinated notes. Thus, no assurance can be given that the Internal Revenue Service or a court will agree with the characterization of the junior subordinated notes as indebtedness for United States federal income tax purposes. If, contrary to the opinion of our special tax counsel, the junior subordinated notes were recharacterized as our equity, payments on the junior subordinated notes to non-United States holders would generally be subject to the United States federal withholding tax at a rate of 30% (or such lower applicable tax treaty rate). See "Certain United States Federal Income Tax Consequences" below.

 TCF CAPITAL I

        The issuer is a statutory trust created under Delaware law in 2008 formed for the purposes and having the characteristics described under the caption "The Issuer" in the attached prospectus. The issuer will be governed by the trust agreement to be signed by TCF, as depositor, Wilmington Trust Company, as property trustee, Wilmington Trust Company, as Delaware trustee, and the administrative trustees named in the trust agreement.

        The issuer will not be subject to the reporting requirements of the Securities Exchange Act of 1934.

TCF FINANCIAL CORPORATION

        TCF Financial Corporation, a Delaware Corporation, is a financial holding company based in Wayzata, Minnesota. Our banking subsidiaries, TCF National Bank and TCF National Bank Arizona, are headquartered in Minnesota and Arizona and operate bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona.

        As of June 30, 2008, TCF's consolidated assets were $16.5 billion. TCF was the 36th largest publicly traded bank holding company in the United States based on total assets as of March 31, 2008 as determined by Ipreo. TCF's core businesses include retail and small business banking; commercial banking; consumer lending; leasing and equipment finance and investments and insurance services. The retail banking business includes traditional and supermarket branches, campus banking, EXPRESS TELLER® ATMs and Visa U.S.A. Inc. ("Visa") cards.

        TCF's executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

 CAPITALIZATION

        The following table sets forth the actual unaudited capitalization of TCF and its consolidated subsidiaries as of June 30, 2008 and pro forma as adjusted to give effect to the issuance of the junior subordinated notes (assuming no exercise of the underwriters' over-allotment option). The adjusted column gives effect to the application of the net proceeds from the sale of the junior subordinated notes as described under "Use of Proceeds" in this prospectus supplement. You should read this table in conjunction with our consolidated financial statements and notes related to them which are contained in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q for the quarter ended June 30, 2008, each of which is incorporated by reference in this prospectus supplement.

	At June 30, 2008 (Unaudited)
	Actual	Pro Forma Adjusted
	(in thousands)
Long-term borrowings
Federal Home Loan Bank advances and securities sold under repurchase agreements	$4,267,000	$4,267,000
Subordinated bank notes	198,949	198,949
Discounted lease rentals	49,069	49,069
Other borrowings	979	979
10.75% junior subordinated notes	—	100,000

Total long-term borrowings	4,515,997	4,615,997

Stockholders' equity
Preferred stock, par value $.01 per share, 30,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value $.01 per share, 280,000,000 shares authorized; 131,057,353 shares issued	1,310	1,310
Additional paid-in capital	345,668	345,668
Retained earnings, subject to certain restrictions	935,378	935,378
Accumulated other comprehensive loss	(36,986)	(36,986)
Treasury stock at cost, 4,576,330 shares, and other	(157,069)	(157,069)

Total stockholders' equity	1,088,301	1,088,301

Total capitalization	$5,604,298	$5,704,298

	As of June 30, 2008 (Unaudited)
	Actual	Pro Forma
Capital ratios:
Total risk-based capital ratio	10.86%	11.67%
Tier 1 risk-based capital ratio	8.08	8.90
Tier 1 leverage ratio	5.97	6.55

 ACCOUNTING TREATMENT; REGULATORY CAPITAL

        The issuer will not be consolidated on our balance sheet as a result of accounting principles reflected in FASB Interpretation No. 46, Consolidation of Variable Interest Entities, as revised in December 2003. Accordingly, for balance sheet purposes we will recognize the aggregate principal amount, net of discount, of the junior subordinated notes we issue to the issuer as a liability and the amount we invest in the issuer's common securities as an asset. The interest paid on the junior subordinated notes will be recorded as interest expense on our income statement.

        On March 1, 2005, the Federal Reserve Board adopted amendments to its risk-based capital guidelines. Among other things, the amendments confirm the continuing inclusion of outstanding and prospective issuances of trust preferred securities in the Tier 1 capital of bank holding companies, but make the qualitative requirements for trust preferred securities issued on or after April 15, 2005 more restrictive in certain respects and make the quantitative limits applicable to the aggregate amount of trust preferred securities and other restricted core capital elements that may be included in Tier 1 capital of bank holding companies more restrictive. The capital securities will qualify as Tier 1 capital.

USE OF PROCEEDS

        All proceeds from the sale of the capital securities and common securities will be used by the issuer to purchase our junior subordinated notes. We expect to use the net proceeds from the sale of the junior subordinated notes for general corporate purposes.

RATINGS

        We anticipate that the following rating agencies will issue the following ratings with respect to the capital securities promptly after the capital securities have been issued: (i) A3 (Stable) by Moody's; (ii) BBB- (Negative Outlook) by Standard & Poor's (iii) BBB+ (Negative Outlook) by Fitch. Credit ratings are intended to provide investors with an independent assessment of the credit quality of an issue or issuer of securities and do not speak to the suitability of particular securities for any particular investor. The credit ratings assigned to the capital securities may not reflect the potential impact of all risks on the value of the capital securities. A rating is therefore not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agency.

 SUMMARY OF TERMS OF CAPITAL SECURITIES

        The capital securities represent undivided beneficial ownership interests in the assets of the issuer and are a series of "preferred securities," as described in the attached prospectus.

        We have summarized below certain terms of the capital securities. This summary supplements the general description of the capital securities contained in the attached prospectus. Any information regarding the capital securities contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede information in the prospectus.

        This summary is not complete. You should also refer to the amended and restated trust agreement, a form of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the attached prospectus are a part (the "registration statement").

Distributions

        You will be entitled to receive periodic distributions on the stated liquidation amount of each capital security ($25) on the same payment dates and in the same amounts as we pay interest on a principal amount of junior subordinated notes equal to the liquidation amount of such capital security. On each distribution date, the issuer will pay the applicable distribution to the holders of the capital securities on the record date for that distribution date. As long as the capital securities remain in book-entry form, the record dates for the capital securities will be one business day prior to the relevant distribution date. For purposes of this prospectus supplement, "business day" means any day other than a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the debenture trustee is closed for business. If capital securities are not in book-entry form, the record date will be the 1st day of the month in which the relevant distribution date occurs.

        The period beginning on and including the initial issue date of the junior subordinated notes and ending on but excluding the first distribution date and each period after that period beginning on and including a distribution date and ending on but excluding the next distribution date is called a "distribution period."

Deferral of Distributions

        We have the right, on one or more occasions, to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 5 years without being subject to our obligations described under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default and acceleration under the terms of the junior subordinated notes as described under "Summary of Terms of Junior Subordinated Notes — Events of Default" below. See "Summary of Terms of Junior Subordinated Notes — Option to Defer Interest Payments" below. If we exercise this right, the issuer will also defer paying a corresponding amount of distributions on the capital securities during that period of deferral.

        Although neither we nor the issuer will be required to make interest or distribution payments during deferral periods other than pursuant to the alternative payment mechanism described under "Summary of Terms of Junior Subordinated Notes — Alternative Payment Mechanism" below, interest on the junior subordinated notes will continue to accrue during deferral periods and, as a result, distributions on the capital securities will continue to accumulate at the interest rate in effect from time to time on the junior subordinated notes, compounded on each interest payment date. References to "accumulated and unpaid distributions" in this prospectus supplement and the attached prospectus include all accumulated and unpaid distributions, including compounded amounts thereon.

Redemption

        If we repay or redeem the junior subordinated notes, in whole or in part, the property trustee will use the proceeds of that repayment or redemption to redeem a total amount of capital securities and common securities equal to the amount of junior subordinated notes redeemed or repaid. Any redemption or purchase of the capital securities by us or our subsidiaries will be subject to the limitations described under "Replacement Capital Covenant" below if a replacement capital covenant is then in effect. Under the current risk-based capital adequacy guidelines of the Federal Reserve, Federal Reserve approval is generally required for the early redemption of preferred stock or trust preferred securities included in regulatory capital.

        The redemption price per security at maturity will equal the $25 liquidation amount, and the redemption price in the event of a redemption or repayment of junior subordinated notes will equal the applicable redemption price attributed to $25 in principal amount of the junior subordinated notes calculated as described under "Summary of Terms of Junior Subordinated Notes — Redemption" below, plus accumulated and unpaid distributions to the date of payment.

        If less than all capital securities and common securities of the issuer are redeemed, the amount of each to be redeemed will be allocated proportionately based upon the total amount of capital securities and common securities outstanding except as otherwise provided under "Description of the Capital Securities — Subordination of Common Securities" in the attached prospectus.

        The property trustee will give holders of capital securities not less than 30 nor more than 60 days' notice prior to the date of any redemption of capital securities relating to the redemption of junior subordinated notes and not less than 10 nor more than 15 days' notice prior to the date of any redemption of capital securities relating to the repayment of junior subordinated notes.

        See "Summary of Terms of Junior Subordinated Notes — Redemption" for a description of the redemption terms of the junior subordinated notes.

Optional Liquidation of Issuer and Distribution of Junior Subordinated Notes to Holders

        We may elect to dissolve the issuer at any time, subject to our receipt of any required prior approval by the Federal Reserve. If we dissolve the issuer, after the issuer satisfies all of its liabilities as required by law, the issuer trustee will:

  •
  distribute the junior subordinated notes to the holders of the capital securities and common securities; or

  •
  if the property trustee determines that a distribution of the junior subordinated notes is not practical, pay the liquidation amount of the capital securities, plus any accumulated and unpaid distributions to the payment date.

        We anticipate that any distribution of junior subordinated notes would be through book-entry distribution of interests in one or more global securities under depository arrangements similar to those applicable to the capital securities. See "Global Capital Securities; Book-Entry Issuance" in the attached prospectus.

        Under current United States federal income tax law, and assuming, as expected, the issuer is treated as a grantor trust, a distribution of junior subordinated notes in exchange for the capital securities would not be a taxable event to you. If, however, the issuer were subject to United States federal income tax with respect to income accrued or received on the junior subordinated notes, the distribution of the junior subordinated notes by the issuer would be a taxable event to the issuer and to you. See "Certain United States Federal Income Tax Consequences — United States Holders — Distribution of Junior Subordinated Notes or Cash to Holders of Capital Securities" below.

Liquidation Value

        Upon liquidation of the issuer, you would be entitled to receive a distribution of junior subordinated notes, subject to specified exceptions. If the property trustee determines that such a distribution is not practical, after satisfaction of the issuer's liabilities to creditors under applicable law, the holders of the capital securities and common securities will be entitled to receive $25 per capital security, plus accumulated and unpaid distributions to the date of payment. See "Description of the Capital Securities — Liquidation Distribution upon Dissolution" in the attached prospectus.

Subordination of Common Securities

        The issuer will pay distributions on its common securities at the same rate and on the same distribution dates as the capital securities. However, if there is an event of default under the indenture, the issuer will not pay distributions on the common securities until all distributions on the capital securities have been paid in full. For a more detailed description of circumstances in which the capital securities will have a preference over the common securities, see "Description of the Capital Securities — Subordination of Common Securities" in the attached prospectus.

Events of Default under the Trust Agreement

        For a description of the events of default under the trust agreement, as well as a summary of the remedies available as a result of those events of default, see "Description of the Capital Securities — Events of Default; Notice" in the attached prospectus.

        An event of default under the indenture with respect to our failure to pay interest that we are otherwise obligated to pay on the junior subordinated notes in full within 30 days after the conclusion of a deferral period that continues for 10 years entitles the property trustee, as sole holder of the junior subordinated notes, to declare the junior subordinated notes due and payable under the indenture. For a more complete description of remedies available upon the occurrence of an event of default with respect to the junior subordinated notes, see "Summary of Terms of

Junior Subordinated Notes — Events of Default" below, as well as "Description of the Junior Subordinated Notes — Events of Default" and "Enforcement of Rights by Holders of Capital Securities" in the attached prospectus.

Voting Rights

        Except as described under "Summary of Terms of Junior Subordinated Notes — Events of Default" below and "Description of the Capital Securities — Voting Rights; Amendment of the Trust Agreement," "Description of the Guarantees — Amendments," and "Description of the Junior Subordinated Notes — Modification of Indenture" and "Events of Default" in the attached prospectus, or as otherwise required by law or the trust agreement, as an owner of capital securities, you will not have any voting rights.

Further Issues

        The issuer has the right to issue additional capital securities in the future, including capital securities of this series. Any such additional capital securities will have the same terms as the capital securities being offered by this prospectus supplement but may be offered at a different offering price and accrue distributions from a different date than the capital securities being offered hereby. If issued, any such additional capital securities will become part of the same series as the capital securities being offered hereby.

Book-Entry Issuance; Issuance of Certificated Capital Securities

        The capital securities will be represented by one or more global preferred securities registered in the name of DTC or its nominee, as described under "Global Capital Securities; Book-Entry Issuance" in the attached prospectus. As described under that caption in the prospectus, you may elect to hold interests in the global preferred securities through either DTC (in the United States), or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of Euroclear System (outside the United States), either directly if you are a participant in or customer of one of those systems, or indirectly through organizations that are participants in those systems.

Listing of the Capital Securities

        We have applied to list the capital securities on the New York Stock Exchange. Trading of the capital securities on the New York Stock Exchange is expected on commence within 30 days after the capital securities are first issued.

 SUMMARY OF TERMS OF JUNIOR SUBORDINATED NOTES

        We have summarized below certain terms of the junior subordinated notes. This summary supplements the general description of the junior subordinated notes contained in the attached prospectus. Any information regarding the junior subordinated notes contained in this prospectus supplement that is inconsistent with information in the prospectus will apply and will supersede the inconsistent information in the prospectus.

        This summary is not complete. You should refer to the indenture, a form of which has been filed as an exhibit to the registration statement. We anticipate that until the liquidation, if any, of the issuer, each junior subordinated note will be held by the property trustee in trust for the benefit of the holders of the capital securities and the common securities.

        The junior subordinated notes will be a series of "junior subordinated notes" under the indenture, as described in the attached prospectus. They will be unsecured and junior in right of payment to all of our senior debt. For purposes of the junior subordinated notes, "senior debt" means all existing and future senior, subordinated and junior subordinated debt of TCF (except for any future debt that by its terms is not superior in right of payment to the junior subordinated notes ("parity securities"). As of June 30, 2008, we had approximately $6.5 million of senior debt outstanding under our revolving credit facility. The indenture does not limit the amount of senior debt that we may issue or the amount of debt of our subsidiaries that we may guarantee. The junior subordinated notes will rank junior to borrowings from time to time under our revolving credit facility, and will rank pari passu with any future debt that by its terms does not upon our liquidation rank senior to the junior subordinated notes and with our trade creditors. In addition, the junior subordinated notes will be effectively subordinated to all liabilities of our subsidiaries. At June 30, 2008, our subsidiaries' deposits and borrowings totaled approximately $15.1 billion.

Interest Rate and Interest Payment Dates

        The junior subordinated notes will bear interest on their principal amount from and including the date they are issued to but excluding the maturity date or the date of earlier redemption at the annual rate of 10.75%, payable quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning November 15, 2008. We refer to these dates as "interest payment dates" and to the period beginning on and including August 19, 2008 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an "interest period." The amount of interest payable for any interest period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement.

        Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term "interest," we are referring not only to regularly scheduled interest payments but also interest on interest payments not paid on the applicable interest payment date.

Option to Defer Interest Payments

        We have the right, on one or more occasions, to defer payment of interest on the junior subordinated notes for one or more consecutive interest periods that do not exceed 5 years without being subject to our obligations described under "— Alternative Payment Mechanism" below and for one or more consecutive interest periods that do not exceed 10 years without giving rise to an event of default and acceleration under the terms of the junior subordinated notes as described under "— Events of Default" below. We may not defer interest beyond the maturity date or the earlier repayment or redemption in full of the junior subordinated notes.

        Deferred interest on the junior subordinated notes will bear interest at the annual rate of 10.75%, compounded on each interest payment date, subject to applicable law. As used in this prospectus supplement, a "deferral period" refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all deferred amounts and all other accrued interest on the junior subordinated notes.

        We have agreed in the indenture that, after notice to the Federal Reserve and except to the extent that the Federal Reserve shall have disapproved:

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  immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to sell qualifying APM securities (as defined under "— Alternative Payment Mechanism" below) pursuant to the alternative payment mechanism unless we have delivered notice of a "market disruption event" and apply the "eligible proceeds," as these terms are defined under "— Market Disruption Event" and "— Alternative Payment Mechanism" below, to the payment of any deferred interest (and compounded interest thereon) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

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  we will not pay deferred interest on the junior subordinated notes (and compounded interest thereon) prior to the maturity date from any source other than eligible proceeds, except as contemplated by the following two paragraphs or at any time an event of default has occurred and is continuing. We may pay current interest at all times from any available funds.

        If the Federal Reserve has disapproved of the sale of qualifying APM securities, we may (but we are not obligated to) pay deferred interest with cash from any source without a breach of our obligations under the indenture. In addition, if we sell qualifying APM securities pursuant to the alternative payment mechanism but the Federal Reserve disapproves the use of the proceeds to pay deferred interest, we may use the proceeds for other purposes and continue to defer interest without a breach of our obligations under the indenture.

        If we are involved in a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety to any other person (a "business combination") where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity's voting stock is owned by the shareholders of the other party to the business combination, then the surviving or resulting entity may settle all deferred interest on the next interest payment date following the date of consummation of the business combination with any available funds (or if later, at any time within 90 days following the date of consummation of the business combination), which will immediately terminate the deferral period. The alternative payment mechanism will, however, apply to the deferral period if the surviving or resulting entity does not do so, and will in any event apply to any deferral period that commences after the consummation of the business combination. We will establish a special record date for the payment of any deferred interest pursuant to this paragraph on a date other than an interest payment date, which record date will also be a special record date for the payment of the corresponding distribution on the capital securities.

        Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the indenture, it will not constitute an event of default under the indenture or give rise to a right of acceleration or similar remedy under the terms thereof.

        If we have paid all deferred interest (and compounded interest thereon) on the junior subordinated notes, we can again defer interest payments on the junior subordinated notes as described above.

        If the property trustee, on behalf of the trust, is not the sole holder of the junior subordinated notes, we will give the holders of the junior subordinated notes and the indenture trustee written notice of our election of a deferral period at least one business day before the next interest payment date.

        If we defer payments of interest on the junior subordinated notes, the junior subordinated notes will be treated as being issued with original issue discount for United States federal income tax purposes. This means that you must include interest income with respect to the deferred distributions on your capital securities in gross income for United States federal income tax purposes, prior to receiving any cash distributions. See "Certain United States Federal Income Tax Consequences — United States Holders — Interest Income and Original Issue Discount."

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

        We will agree that, so long as any junior subordinated notes remain outstanding, if:

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  an event of default under the indenture has occurred and is continuing;

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  we are in default regarding our payment of any obligations under our guarantee regarding the issuer; or

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  we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, and will not permit any of our subsidiaries to:

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  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock;

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  make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any parity securities or any of our debt securities that rank on a parity with or junior upon our liquidation to the junior subordinated notes; or

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  make any guarantee payments regarding any guarantee by us if the guarantee ranks on a parity with or junior to the junior subordinated notes.

        However, at any time, including during a deferral period, we may do the following:

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  make dividends or distributions payable in shares of our capital stock or rights to acquire shares of our capital stock and any cash payments in lieu of fractional shares issued in connection therewith;

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  make payments under the guarantee made by us in respect of the capital securities;

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  make any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of rights, stock or other property under any such plan, or redeem or purchase any rights under any such plan;

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  purchase shares of our capital stock related to:
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    the issuance of shares of our capital stock under any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants;

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    the issuance of capital stock or rights under a dividend reinvestment or stock purchase plan;

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    the issuance of capital stock, or securities convertible into or exercisable for capital stock, as consideration in an acquisition transaction that was entered into before the beginning of the deferral period;

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    secondary market activities by our subsidiaries for the account of persons other than us or our subsidiaries;

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    contractually binding requirements to buy our capital stock entered into in the ordinary course of business prior to the beginning of the related deferral period, including under a contractually binding stock repurchase plan;

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  exchange or convert (i) any class or series of our capital stock for any other class or series of our capital stock or (ii) any class or series of our indebtedness for any class or series of our capital stock;

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  purchase fractional interests in shares of our capital stock pursuant to conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

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  make payments of current or deferred interest in respect of parity securities that are made pro rata in respect of the amounts due on such parity securities and the junior subordinated notes or in accordance with the last paragraph under "— Alternative Payment Mechanism" to the extent it applies.

        In addition, if any deferral period lasts longer than one year, subject to the exceptions set forth above, we may not, nor may we permit any of our subsidiaries to, prior to the first anniversary of the date on which all deferred interest has been paid, purchase or acquire any securities ranking junior to or pari passu with any qualifying APM securities the proceeds of which were used to pay deferred interest pursuant to the alternative payment mechanism during the relevant deferral period. However, if we are involved in a business combination where immediately after its consummation more than 50% of the surviving or resulting entity's voting stock is owned by the shareholders of the other party to the business combination, then the one-year restriction on such purchases or acquisitions will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination (or if later, at any time within 90 days following the date of consummation of the business combination).

Alternative Payment Mechanism

        Subject to the conditions described in "— Option to Defer Interest Payments" above and to the exclusion described in this section and in "— Market Disruption Events" below, if we defer interest on the junior subordinated notes, we will be required, commencing not later than the earlier of (i) the first interest payment date on which we pay current interest (which we may do from any source of funds) and (ii) the fifth anniversary of the commencement of the deferral period, if on such date such deferral period has not ended, to issue qualifying APM securities until we have raised an amount of eligible proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest, including compounded interest thereon, on the junior subordinated notes. We refer to this period as the "APM period" and to this method of funding the payment of accrued and unpaid interest as the "alternative payment mechanism." We must notify the Federal Reserve if the alternative payment mechanism is applicable. We may not sell qualifying APM securities pursuant to the alternative payment mechanism or use the proceeds of such sale to pay deferred interest, in each case, if the Federal Reserve has disapproved such actions. See "Risk Factors — Federal Reserve Notification and Alterative Payment Mechanism."

        We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest (including compounded interest thereon) on the junior subordinated notes.

        For each relevant interest payment date, "eligible proceeds" means the net proceeds (after underwriters' or placement agents' fees, commissions or discounts and other expenses relating to the issuance or sale) received by us during the 180-day period prior to that interest payment date from the issuance or sale of qualifying APM securities (excluding sales of qualifying preferred stock and mandatorily convertible preferred stock in excess of the preferred stock issuance cap) to persons that are not our subsidiaries.

        "Mandatorily convertible preferred stock" means preferred stock with (a) no prepayment obligations of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock converts into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock, subject to customary anti-dilution adjustments.

        "Qualifying APM securities" means our common stock (including treasury stock and shares of common stock sold pursuant to our employee benefit plans), qualifying preferred stock, qualifying warrants and mandatorily convertible preferred stock, provided that we may, without the consent of the holders of the junior subordinated notes, amend the definition of "qualifying APM securities" to eliminate common stock or qualifying warrants (but not both) and/or mandatorily convertible preferred stock from the definition if, after the issue date, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that failure to eliminate common stock and/or mandatorily convertible preferred stock from the definition would result in a reduction in our earnings per share as calculated for financial reporting purposes.

        "Qualifying preferred stock" means our non-cumulative perpetual preferred stock that (i) ranks pari passu with or junior to all of our other outstanding preferred stock, (ii) contains no remedies other than "permitted remedies" and (iii) either is (a) subject to "intent-based replacement disclosure" and has a provision that prohibits us from paying any dividends thereon upon our failure to satisfy one or more financial tests set forth therein or (b) is subject to a "qualifying replacement capital covenant".

        "Intent-based replacement disclosure" means, as to any "qualifying preferred stock" that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Securities and Exchange Commission made by the issuer under the Securities Exchange Act of 1934, as amended, prior to or contemporaneously with the issuance of such securities, that the issuer and its subsidiaries will repay, redeem or purchase such securities only with the proceeds of replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that are as or more equity-like than the securities then being repaid, redeemed or purchased, raised within 180 days prior to the applicable repayment, redemption or repurchase date. Notwithstanding the use of the term "intent-based replacement disclosure" in the definition of "qualifying preferred stock," the requirement in such definition that a particular security or the related transaction documents include "intent-based replacement disclosure" shall be disregarded and given no force or effect for so long as we are a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

        "Permitted remedies" means, with respect to any securities, one or more of the following remedies: (i) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded) and (ii) complete or partial prohibitions on the issuer paying distributions on and on the issuer and its subsidiaries purchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

        "Qualifying replacement capital covenant" means a replacement capital covenant, as identified by our board of directors acting in good faith and in its reasonable discretion, (i) entered into by an issuer company that at the time it enters into such replacement capital covenant is a reporting company under the Securities Exchange Act of 1934 and (ii) that restricts the related issuer and its subsidiaries from redeeming, repaying or purchasing identified securities except to the extent of the specified percentage of the net proceeds from the issuance of specified replacement capital securities that have terms and provisions at the time of redemption, repayment or purchase that are as or more equity-like than the securities then being redeemed, repaid or purchased within the 180-day period prior to the applicable redemption, repayment or purchase date.

        "Qualifying warrants" means any net share settled warrants to purchase our common stock that:

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  have an exercise price greater than the "current stock market price" of our common stock as of the date we agree to issue the warrants; and

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  we are not entitled to redeem for cash and the holders of which are not entitled to require us to repurchase for cash in any circumstances.

        The "current stock market price" of our common stock on any date shall be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not listed on any U.S. securities exchange on the relevant date, the "current stock market price" shall be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "current stock market price" shall be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

        If we sell qualifying warrants to pay deferred interest pursuant to the alternative payment mechanism, we will be required under the indenture to use commercially reasonable efforts, subject to the common equity issuance cap, to set the terms of the qualifying warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the junior subordinated notes in accordance with the alternative payment mechanism. We intend to issue qualifying warrants with exercise prices for the shares of our common stock subject to the qualifying warrants at least 10% above the current stock market price of our common stock on the date of issuance.

        Our rights and obligations under the alternative payment mechanism are subject to the following limitations, each limitation applies independent of the other limitations:

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  Common equity issuance cap.  We are not required to issue common stock or qualifying warrants prior to the fifth anniversary of the commencement of a deferral period if the net proceeds of any issuance of common stock or qualifying warrants applied during that deferred period to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of common stock and qualifying warrants so applied during that deferral period, would exceed an amount equal to 2% of the product of the average of the current stock market prices of our common stock on the 10 consecutive trading days ending on the second trading day immediately preceding the date of issuance multiplied by the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the "common equity issuance cap"). Once we reach the common equity issuance cap for a deferral period, we will not be required to issue more common stock or qualifying warrants under the alternative payment mechanism prior to the fifth anniversary of the commencement of that deferral period even if the amount referred to above subsequently increases because of a subsequent increase in the current stock market price of our common stock or in the number of outstanding shares of our common stock. The common equity issuance cap will cease to apply with respect to a deferral period following the fifth anniversary of the commencement of that deferral period, at which point we must pay any deferred interest, to the extent not disapproved by the Federal Reserve after notice, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to any market disruption event and the share cap amount, each as defined below. In addition, if the common equity issuance cap is reached during a deferral period and we subsequently pay all deferred interest, the common equity issuance cap will cease to apply at the termination of that deferral period and will not apply again unless and until we start a new deferral period.

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  Preferred stock issuance cap.  We are not permitted to issue qualifying preferred stock and mandatorily convertible preferred stock to the extent that the net proceeds of any issuance of qualifying preferred stock and mandatorily convertible preferred stock applied to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock so applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the junior subordinated notes issued under the indenture (the "preferred stock issuance cap").

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  Share cap.  We are not permitted, subject to the provisions of this bullet, to sell shares of our common stock, qualifying warrants or mandatorily convertible preferred stock such that the common stock to be issued (or which would be issuable upon exercise or conversion thereof), together with all common stock previously issued or issuable under, qualifying warrants and mandatorily convertible preferred stock previously issued, to pay interest on the junior subordinated notes pursuant to the alternative payment mechanism for such purpose, would be in excess of 66 million shares of our common stock (the "share cap amount"). If the issuer issues additional capital securities, the share cap will be increased proportionately to the number of such additional capital securities. If the definition of qualifying APM securities has been amended to eliminate common stock, the effective share cap shall be increased by 100%. If the issued and outstanding shares of our common stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the share cap amount shall be correspondingly adjusted. The share cap amount limitation will apply so long as the junior subordinated notes remain outstanding, but if the share cap amount has been reached and it is not sufficient to allow us to raise sufficient proceeds to pay deferred interest in full, we have agreed to use commercially reasonable efforts to increase the share cap amount (i) only to the extent that we can do so and simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of our common stock or (ii) if we cannot increase the share cap amount as contemplated in the preceding clause, by requesting our board of directors to adopt a resolution for shareholder vote at the next occurring annual shareholders meeting to increase the number of shares of our authorized common stock for purposes of satisfying our obligations to pay deferred interest pursuant to the alternative payment mechanism.

        Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach the indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy under the terms thereof. The remedies of holders of the indenture and the capital securities will be limited in such circumstances as described under "Risk Factors — Limited Rights of Acceleration" above.

        If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded interest thereon) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date, subject to the common equity issuance cap, the preferred stock issuance cap and the share cap amount, and you will be entitled to receive your pro rata share of any amounts received on the junior subordinated notes. If we have outstanding parity securities under which we are obligated to sell qualifying APM securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the junior subordinated notes and those other parity securities on a pro rata basis up to the common equity issuance cap, preferred stock issuance cap and the share cap amount (or comparable provisions in the instruments governing those parity securities) for each series of securities, as the case may be, in proportion to the total amounts of accrued and unpaid interest or distributions that are due on the junior subordinated notes and such securities at such time, or on such other basis as the Federal Reserve may approve.

Market Disruption Events

        A "market disruption event" means the occurrence or existence of any of the following events or sets of circumstances:

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  we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue qualifying APM securities pursuant to the alternative payment mechanism and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval (including, without limitation, failing to obtain approval for such issuance if required from the Federal Reserve after having given notice to the Federal Reserve as required under the indenture);

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  trading in securities generally (or in our common stock or preferred stock specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common stock and/or preferred stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, the relevant exchange or market or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock or preferred stock or our qualifying APM securities, as the case may be;

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  a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock or preferred stock or our qualifying APM securities, as the case may be;

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  a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock or preferred stock or our qualifying APM securities, as the case may be;

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  the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock or preferred stock or our qualifying APM securities, as the case may be;

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  there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common stock or preferred stock or our qualifying APM securities, as the case may be;

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  an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying APM securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending development or material business transaction, and we have a bona fide business reason for keeping the same confidential or the disclosure of which would impede our ability to consummate that transaction, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period; or

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  we reasonably believe that the offering document for the offer and the sale of qualifying APM securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those described in the immediately preceding bullet) and we determine that we are unable to comply with such rule or regulation or such compliance unduly burdensome, provided that no single suspension period described in this bullet shall exceed 90 consecutive days and multiple suspension periods described in this bullet shall not exceed an aggregate of 180 days in any 360-day period.

        We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of junior subordinated notes) no more than 15 and no less than 10 business days in advance of that interest payment date certifying that:

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  a market disruption event was existing after the immediately preceding interest payment date; and

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  either (i) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (ii) the market disruption event continued for only part of this period, but we were unable to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

        We will not be excused from our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying APM securities solely due to pricing, coupon, dividend rate or dilution considerations.

Repayment of Principal

        The junior subordinated notes will mature on August 15, 2068 (such date, the "maturity date"). If the maturity date falls on a day that is not a business day, the maturity date will be the following business day.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

        The indenture provides that a holder of junior subordinated notes, by that holder's acceptance of the junior subordinated notes, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the redemption or repayment of the junior subordinated notes, whether voluntary or not, that holder of junior subordinated notes will have no claim for, and thus no right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been settled through the application of the alternative payment mechanism to the extent the amount of such interest exceeds the sum of (x) the earliest two years of accrued and unpaid interest (including compounded interest thereon) on such holder's junior subordinated notes and (y) an amount equal to such holder's pro rata share of the excess, if any, of the preferred stock issuance cap over the aggregate amount of net proceeds from the sale of qualifying preferred stock and any still-outstanding mandatorily convertible preferred stock that we have applied to pay such interest pursuant to the alternative payment mechanism. To the extent the remaining claim for deferred interest exceeds the amount set forth in clause (x), the holders of the junior subordinated notes shall be deemed to agree that the amount they receive in respect of such excess shall not exceed the amount they would have received had such claim ranked pari passu with the claims of the holders, if any, of qualifying preferred stock.

Distribution of Junior Subordinated Notes

        As described above, the junior subordinated notes may be distributed in exchange for the capital securities upon dissolution and liquidation of the issuer, after satisfaction of the issuer's liabilities to its creditors. See "Summary of Terms of Capital Securities — Optional Liquidation of Issuer and Distribution of Junior Subordinated Notes to Holders" above.

        If the junior subordinated notes are distributed to the holders of capital securities, we anticipate that the depository arrangements for the junior subordinated notes will be substantially identical to those in effect for the capital securities. See "Global Capital Securities; Book-Entry Issuance" in the attached prospectus.

Redemption

        The junior subordinated notes:

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  are redeemable at our option, subject to the approval of the Federal Reserve, in whole or in part, at any time on or after August 15, 2013 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption;

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  are redeemable at our option, subject to the approval of the Federal Reserve, in whole but not in part, any time prior to August 15, 2013 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption, within 90 days after the occurrence of a "capital treatment event" or a "tax event," each as defined below;

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  are redeemable at our option, subject to the approval of the Federal Reserve, in whole but not in part, any time prior to August 15, 2013, within 90 days after the occurrence of a "rating agency event," as defined below, at a redemption price equal to the greater of (x) 100% of the principal amount of the junior subordinated notes being redeemed or (y) the make-whole amount, in each case plus any accrued and unpaid interest to the date of redemption; and

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  are not subject to any sinking fund or similar provisions.

        Any redemption of junior subordinated notes will be subject to the restrictions described under "Replacement Capital Covenant" below if a replacement capital covenant is then in effect. In addition, under the current risk-based capital adequacy guidelines of the Federal Reserve, Federal Reserve approval is generally required for the early redemption of preferred stock or trust preferred securities included in regulatory capital.

        For purposes of the above, a "capital treatment event" means the reasonable determination by TCF that, as a result of any:

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  amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the issuance of the junior subordinated notes;

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  proposed change in those laws or regulations that is announced after the issuance of the junior subordinated notes; or

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  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the junior subordinated notes;

there is more than an insubstantial risk that TCF will not be entitled to treat an amount equal to the liquidation amount of the capital securities as "Tier 1 capital" (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve applicable to bank holding companies, as then in effect.

        For purposes of the above, a "tax event" means that TCF has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

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  amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after the issuance of the junior subordinated notes;

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  proposed change in those laws or regulations that is announced after the issuance of the junior subordinated notes;

  •
  official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the issuance of the junior subordinated notes; or

  •
  threatened challenge asserted in writing in connection with an audit of us, the issuer or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated notes or the capital securities;

there is more than an insubstantial risk that:

  •
  the issuer is, or will be, subject to United States federal income tax with respect to income received or accrued on the junior subordinated notes;

  •
  interest payable by us on the junior subordinated notes is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes; or

  •
  the issuer is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

        For purposes of the above, a "rating agency event" means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 that then publishes a rating for us (a "rating agency") amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the junior subordinated notes, which amendment, clarification or change results in:

  •
  the shortening of the length of time the junior subordinated notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the issue date of the capital securities, or

  •
  the lowering of the equity credit (including up to a lesser amount) assigned to the junior subordinated notes by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the issue date of the capital securities.

        For purposes of the above, the "make-whole amount" will equal the sum of the present values of the remaining scheduled payments of principal (discounted from August 15, 2013) and interest that would have been payable to and including August 15, 2013 (discounted from their respective interest payment dates) on the junior subordinated notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 0.50%.

        For the purposes of the above:

  •
  "treasury rate" means the quarterly equivalent yield to maturity of the "treasury security" that corresponds to the "treasury price" (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date);

  •
  "treasury security" means the United States Treasury security that the "treasury dealer" determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the junior subordinated notes being redeemed in a tender offer based on a spread to United States Treasury yields;

  •
  "treasury price" means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Wall Street Journal in the table entitled "Treasury Bonds, Notes, and Bills," as determined by the treasury dealer, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that trading day; or (ii) if the treasury dealer determines that the price information is not reasonably reflective of the actual bid-side price of the treasury security prevailing at 3:30 p.m., New York City time, on that trading day, then treasury price will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances; and

  •
  "treasury dealer" means RBC Capital Markets Corporation (or its successor) or, if RBC Capital Markets Corporation (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

Events of Default

        The indenture provides that any one or more of the following events with respect to the junior subordinated notes that has occurred and is continuing constitutes an event of default:

  •
  default in the payment of any interest, including compounded interest, in full on the junior subordinated notes for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period if at such time such deferral period has not ended;

  •
  default in the payment of the principal of the junior subordinated notes when due whether on the maturity date, upon redemption or otherwise; or

  •
  certain events of bankruptcy, insolvency and reorganization involving us.

        If an event of default under the indenture arising from a default in the payment of interest of the type described in the first bullet point above has occurred and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated notes will have the right to declare the entire principal amount of, and all accrued and unpaid interest (including compounded interest) on, all junior subordinated notes to be due and payable immediately. If the debenture trustee or the holders of at least 25% of the aggregate outstanding principal amount of the junior subordinated notes fail to make that declaration, then the holders of at least 25% in total liquidation amount of the capital securities then outstanding will have the right to do so. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of and accrued interest on the junior subordinated notes will automatically, and without any declaration or other action on the part of the debenture trustee or any holder of junior subordinated notes, become immediately due and payable. In case of any other event of default, there is no right to declare the principal amount of the junior subordinated notes immediately due and payable.

        In cases specified in the indenture, the holders of a majority in principal amount of the junior subordinated notes or the holders of a majority in aggregate liquidation amount of the capital securities may, on behalf of all holders of the junior subordinated notes, waive any default, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder.

        So long as the junior subordinated notes are owned by the issuer or the property trustee, a holder of capital securities may institute a direct action against us for failure to pay principal or interest on the junior subordinated notes when due, taking into account any deferral period or if we breach our obligations to issue qualifying APM securities pursuant to the alternative payment mechanism as described under "— Alternative Payment Mechanism" above, subject to a market disruption event.

        We will not enter into any supplemental indenture with the indenture trustee to add any additional event of default with respect to the junior subordinated notes without the consent of the holders of at least a majority in aggregate outstanding principal amount of the junior subordinated notes.

        The holders of a majority of the aggregate outstanding principal amount of the junior subordinated notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee with respect to the junior subordinated notes.

 REPLACEMENT CAPITAL COVENANT

        We may in the future, in our sole discretion, covenant in a replacement capital covenant for the benefit of holders of a designated series of our or our largest depository institution subsidiary's long-term indebtedness that ranks senior to the junior subordinated notes that we will not redeem, purchase or defease any portion of the principal amount of the notes and we will cause our majority-owned subsidiaries not to purchase all or any portion of the notes on or before a certain date (which date will be prior to the Maturity Date), except to the extent that either (i) subject to certain limitations, a specified amount shall have been raised from the issuance, during a set period prior to the date of that redemption, purchase or defeasance, of qualifying securities that have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated notes at the time of redemption, purchase or defeasance or (ii) the junior subordinated notes are exchanged for consideration that includes a specified amount of such replacement capital securities. The determination of the equity-like characteristics of the junior subordinated notes may result in the issuance of an amount of new securities that may be less than the principal amount of the junior subordinated notes, depending upon, among other things, the nature of the new securities issued and the equity-like characteristics attributed by a rating agency to the junior subordinated notes and the new securities.

        Our covenants in any replacement capital covenant will run only to the benefit of holders of the designated series of our or our largest depository institution subsidiary's long-term indebtedness. Any replacement capital covenant will not be for the benefit of holders of the capital securities or the junior subordinated notes and may not be enforced by them and is not a term of the indenture or supplemental indenture establishing the terms of the junior subordinated notes.

GUARANTEE OF CAPITAL SECURITIES

        Under the guarantee, TCF will fully and unconditionally guarantee payment of amounts due under the capital securities on a subordinated basis and only to the extent the trust has funds available for payment of those amounts. The guarantee does not cover payments if the trust does not have sufficient funds to make the distribution payments, including, for example, if TCF has failed to pay to the trust amounts due under the junior subordinated notes or if it elects to defer payment of interest under the junior subordinated notes. As issuer of the junior subordinated notes, TCF is also obligated to pay the expenses and other obligations of the trust, other than its obligations to make payments on the capital securities.

        For a description of the terms of our guarantee, see "Description of the Guarantees" in the attached prospectus. The trust agreement provides that, by your acceptance of capital securities, you agree to the provisions of the guarantee and the indenture.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the capital securities as of the date hereof. Unless otherwise stated, this summary deals only with capital securities held as capital assets by a holder who purchases the capital securities upon original issuance at their initial offering price and does not constitute a detailed description of the United States federal income and estate tax considerations applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a person holding the capital securities as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who is an investor in a pass-through entity; or

  •
  a United States person whose "functional currency" is not the U.S. dollar.

        As used herein, the term "United States holder" means a holder of the capital securities that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        The term "non-United States holder" means a beneficial owner of a capital security (other than a partnership) that is not a United States holder.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

        In addition, the authorities on which this summary is based are subject to various interpretations. The capital securities are novel financial instruments, and there is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the capital securities. We have not sought any rulings concerning the treatment of the capital securities, and the opinions of Simpson Thacher & Bartlett LLP expressed herein are not binding on the Internal Revenue Service ("IRS") or the courts, either of which could disagree with the explanations or conclusions contained in this summary. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed in this summary or that a court would not sustain such a challenge. Nevertheless, Simpson Thacher & Bartlett LLP has advised us that they believe that, if challenged, the opinions expressed in this summary would be sustained by a court with jurisdiction in a properly presented case.

        If a partnership holds the capital securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the capital securities, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of the capital securities, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

  Classification of the Issuer

        In connection with the issuance of the capital securities, Simpson Thacher & Bartlett LLP is of the opinion that, under current law and assuming full compliance with the terms of the Trust Agreement, and based on certain facts and assumptions contained in its opinion, the issuer will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial interest in the junior subordinated notes and required to include in your gross income your pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated notes. See "Interest Income and Original Issue Discount" below.

  Classification of the Junior Subordinated Notes

        By purchasing the capital securities, each holder of the capital securities agrees, and TCF and the issuer agree to treat the junior subordinated notes as indebtedness for all United States federal income tax purposes. In connection with the issuance of the junior subordinated notes, Simpson Thacher & Bartlett LLP, our special tax counsel, has advised us that, under current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the representations, facts and assumptions set forth in its opinion, although the matter is not free from doubt, the junior subordinated notes will be characterized as indebtedness for

United States federal income tax purposes. The remainder of this discussion assumes that the junior subordinated notes will not be recharacterized as other than indebtedness of TCF.

  United States Holders

        The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of capital securities.

  Interest Income and Original Issue Discount

        Under applicable U.S. Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). We believe that, as of the date of this prospectus, the likelihood that we will exercise our option to defer payments of interest under the terms of the junior subordinated notes is remote within the meaning of the United States Treasury regulations. Accordingly, upon issuance, we believe the junior subordinated notes will not be treated as issued with OID. In such case, subject to the discussion below, the junior subordinated notes will not be subject to the special OID rules, at least upon initial issuance, so that you will generally be taxed on the stated interest on the junior subordinated notes as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting.

        If, however, we exercise our right to defer payments of interest on the junior subordinated notes, the junior subordinated notes will become OID instruments at that time. In that case, you will be subject to special OID rules described below. Once the junior subordinated notes become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding. Under the OID economic accrual rules, the following occurs:

  •
  regardless of your method of accounting, you would accrue an amount of interest income each year that approximates the stated interest payments called for under the terms of the junior subordinated notes using the constant-yield-to-maturity method of accrual described in section 1272 of the Code;

  •
  the actual cash payments of interest you receive on the junior subordinated notes would not be reported separately as taxable income;

  •
  any amount of OID included in your gross income, whether or not during a deferral period, with respect to the capital securities will increase your tax basis in those capital securities; and

  •
  the amount of distributions that you receive in respect of that accrued OID will reduce your tax basis in those capital securities.

        The IRS has not yet addressed in any rulings or other interpretations the U.S. Treasury regulations dealing with OID and the deferral of interest payments where the issuer of a debt instrument has a right to defer interest payments. It is possible that the IRS could assert that the junior subordinated notes were issued initially with OID merely because of our right to defer interest payments. If the IRS were successful in this regard, you would be subject to the special OID rules described above, regardless of whether we exercise our option to defer payments of interest on the junior subordinated notes.

  Distribution of Junior Subordinated Notes or Cash to Holders of Capital Securities

        As described under the caption "Summary of Terms of Capital Securities — Optional Liquidation of Issuer and Distribution of junior subordinated notes to Holders" above, the junior subordinated notes held by the issuer may be distributed to you in exchange for your capital securities if the issuer is liquidated before the maturity of the junior subordinated notes, as long as we first receive the approval of the Federal Reserve to do so, if that approval is then required under the Federal Reserve's capital rules. Under current law, this type of distribution from a grantor trust would not be taxable. Upon such distribution, you will receive your proportionate share of the junior subordinated notes previously held indirectly through the issuer. Your holding period and aggregate tax basis in the junior subordinated notes will equal the holding period and aggregate tax basis that you had in your capital securities before the distribution. If, however, the issuer is treated as an association taxable as a corporation, a tax event will occur. If we elect to distribute the junior subordinated notes to you at this time or redeem the capital securities and distribute the resulting cash, the distribution or the distribution and redemption would be taxable to the issuer and to you.

        As described under "Summary of Terms of Junior Subordinated Notes — Redemption", we may in certain circumstances redeem the junior subordinated notes and distribute cash in liquidation of the issuer. This redemption for cash would be taxable as described below in "— Sales of Capital Securities or Junior Subordinated Notes."

        If you receive the junior subordinated notes in exchange for your capital securities, you would accrue interest in respect of the junior subordinated notes received from the issuer in the manner described above under "— Interest Income and Original Issue Discount."

  Sales of Capital Securities or Junior Subordinated Notes

        If you sell your capital securities or junior subordinated notes or receive cash upon redemption of the capital securities or the junior subordinated notes, you will recognize gain or loss equal to the difference between:

  •
  your amount realized on the sale or redemption of the capital securities or the junior subordinated notes (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as such); and

  •
  your adjusted tax basis in the capital securities or the junior subordinated notes sold or redeemed.

        Your gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if you have held your capital securities or the junior subordinated notes for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation for taxable years beginning on or before December 31, 2011. The deductibility of capital losses is subject to limitations.

  Non-United States Holders

        The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a non-United States holder of the capital securities. Special rules may apply to certain non-United States holders, such as "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid United States federal income tax and certain expatriates, among others, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  United States Federal Withholding Tax

        As discussed above, the capital securities will be treated as evidence of an undivided beneficial ownership interest in the junior subordinated notes. See "— Classification of the Issuer" above. This discussion assumes that the junior subordinated notes will be respected as indebtedness of TCF under current law. In such case, under present United States federal income tax law, and subject to the discussion below concerning backup withholding, United States federal withholding tax will not apply to any payment by us or any paying agent of principal or interest (which for purposes of this discussion includes any OID) to you on the capital securities (or the junior subordinated notes), under the "portfolio interest" exception, provided that:

  •
  interest paid on the capital securities (or the junior subordinated notes) is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on the capital securities or the junior subordinated notes is described in section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold the capital securities or the junior subordinated notes through certain financial intermediaries and satisfy the certification requirements of applicable Untied States Treasury regulations.

        Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of premium, if any, and interest (including OID) made to you will be subject to a 30% United States federal withholding tax, unless you provide us or our paying agent, as the case may be, with a properly executed

  •
  IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI (or other applicable form) stating that interest paid on the capital securities (or the junior subordinated notes) is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under "— United States Federal Income Tax").

        Except as discussed below, the 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale or other disposition of the capital securities (or the junior subordinated notes).

        If, contrary to the opinions of our tax counsel, junior subordinated notes held by you were recharacterized as equity of TCF, payments on the junior subordinated notes would generally be subject to the United States federal withholding tax at a rate of 30% (or such lower applicable tax treaty rate).

  United States Federal Income Tax.

        If you are engaged in a trade or business in the United States and interest (including OID) on the capital securities (or the junior subordinated notes) is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), you will be subject to Untied States federal income tax on such interest (including OID) on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in "— United States Federal Withholding Tax" are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such interest (including OID), subject to adjustments.

        You will generally not be subject to Untied States federal income tax on any gain you realize upon a sale or other disposition of the capital securities (or the junior subordinated notes) unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the Untied States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), or

  •
  you are an individual who is present in the Untied States for 183 days or more in the taxable year of such disposition, and certain other conditions are met.

  United States Federal Estate Tax

        Your estate will not be subject to United States federal estate tax on the capital securities (or the junior subordinated notes) beneficially owned by you at the time of your death, provided that any payment to you on the capital securities (or the junior subordinated notes) would be eligible for exemption from the 30% United States federal withholding tax under the "portfolio interest" exception described above under "— United States Federal Withholding Tax," without regard to the statement requirement described in the fifth bullet point of that section.

  Information Reporting and Backup Withholding

  United States Holders

        In general, information reporting requirements will apply to certain payments made on the capital securities (or the junior subordinated notes) and to the proceeds of sale of the capital securities (or the junior subordinated notes) made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number, a certification of exempt status, or fail to report in full interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

  Non-United States Holders

        Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and you have provided the statement described above in the fifth bullet point under "— Non-United States Holders — United States Federal Withholding Tax."

        You will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale of the capital securities (or the junior subordinated notes) made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

 UNDERWRITING

        TCF, the issuer and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the capital securities. In the underwriting agreement, the issuer has agreed to sell to each underwriter, and each underwriter has agreed to purchase from the issuer, the number of capital securities set forth opposite its name below:

Name	Number of Capital Securities
RBC Capital Markets Corporation	1,700,000
Stifel, Nicolaus & Company, Incorporated	1,700,000
Howe Barnes Hoefer & Arnett, Inc.	400,000
Sterne, Agee & Leach, Inc.	200,000

Total	4,000,000

        The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the capital securities from the issuer, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the capital securities if any are purchased.

        The underwriters have advised us that they propose to offer the capital securities to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the capital securities to selected dealers at the public offering price minus a selling concession of up to $0.50 per capital security. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to $0.45 per capital security to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

        The issuer has granted an option to the underwriters to purchase up to an additional 600,000 capital securities at the public offering price. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional capital securities proportionate to that underwriter's initial amount reflected in the table above.

        Capital securities may be sold to executive officers and directors of TCF at the public offering price. The number of capital securities available for sale to the public in the offering will be reduced to the extent securities are sold to executive officers or directors of TCF.

        In view of the fact that the issuer is using the proceeds from the sale of the capital securities to purchase the junior subordinated notes, TCF has agreed that:

  •
  we will pay the underwriters compensation for their arrangement of that investment in an amount equal to $0.7875 per capital security; and

  •
  we will pay our expenses and the expenses of the issuer related to this offering, which we estimate will be $1,000,000.

        In addition, we and the issuer have agreed:

  •
  to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"); and

  •
  that until the closing of the sale of the capital securities, we will not, without the consent of the underwriters, offer or sell any securities of the issuer or TCF that are substantially similar to the capital securities.

        The capital securities are a new issue of securities, and there is currently no established trading market for the capital securities. We have applied to list the capital securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the capital securities are first issued. The underwriters have advised us that they intend to make a market in the capital securities prior to the date the capital securities begin trading on the New York Stock Exchange. However, they are not obligated to do so, and they may discontinue any market making in the capital securities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market for the capital securities will develop, that you will be able to sell your capital securities at a particular time or that the price you receive when you sell will be favorable.

        In order to meet one of the requirements for listing the capital securities on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more of the capital securities to a minimum of 400 beneficial holders.

        This offering of the capital securities is being made in compliance with Conduct Rule 2810 of the Financial Industry Regulatory Authority.

        In connection with the offering of the capital securities, RBC Capital Markets Corporation may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the capital securities in the open market for the purpose of pegging, fixing or maintaining the price of the capital securities. Syndicate covering transactions involve purchases of the capital securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the capital securities originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the capital securities to be higher than it would otherwise be in the absence of those transactions. If RBC Capital Markets Corporation engages in stabilizing, syndicate covering transactions or penalty bids it may discontinue them at any time.

        Certain of the underwriters and their affiliates perform various financial, investment banking and commercial banking services from time to time for us and our affiliates. Additionally, J.P. Morgan Securities Inc. acted as structuring coordinator to TCF in relation to the capital securities and received compensation for their services. J.P. Morgan Securities Inc. is not acting as an underwriter in the offering and has no responsibility for the accuracy of this prospectus supplement and the accompanying prospectus.

        It is expected that delivery of the capital securities will be made against payment therefor on or about August 19, 2008, which is the fourth business day following the date of pricing of the capital securities. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the capital securities on the date of pricing will be required, by virtue of the fact that the capital securities will settle in T+4, to specify alternative payment arrangements to prevent a failed settlement.

 LEGAL MATTERS

        Richards, Layton & Finger, P.A., special Delaware counsel to TCF and the issuer, will opine on certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreement and the formation of the issuer. The validity of the guarantee and the junior subordinated notes will be passed upon for TCF and the issuer by Kaplan, Strangis and Kaplan, P.A. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. Simpson Thacher & Bartlett LLP also advised TCF as to certain United States federal income taxation matters.

PROSPECTUS

TCF Financial Corporation

Junior Subordinated Notes

TCF Capital I

Capital Securities guaranteed by TCF Financial Corporation to the extent provided in this prospectus

        These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. TCF Financial Corporation or TCF Capital I will provide the specific terms and prices of such securities in supplements to this prospectus.

        You should read this prospectus and the prospectus supplement carefully before you invest in any of these securities.

        TCF Financial Corporation's common stock is traded on the New York Stock Exchange under the symbol "TCB."

        This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

        The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

        These securities are not deposits or savings accounts but are unsecured obligations of TCF Financial Corporation. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 11, 2008

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that TCF Financial Corporation (which may be referred to, together with its subsidiaries, as "we", "our", "us" or "TCF") and TCF Capital I (which we refer to as the "issuer") have filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, the issuer may sell its capital securities, guaranteed by our guarantee, in one or more offerings. At the time of the issuance of the capital securities, the issuer will invest the proceeds of the issuance and of our investment in the common securities of the issuer in our junior subordinated notes. This prospectus provides you with a general description of the capital securities of the issuer and of the guarantee and junior subordinated notes.

        Upon the sale of the capital securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also mean the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and the prospectus supplement, together with any additional information that we refer you to as discussed under "Where You Can Find More Information."

 WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act of 1933, as amended, (the "Securities Act"), TCF filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission ("SEC"). This prospectus is a part of that registration statement, which includes additional information.

        TCF files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that TCF files with the SEC at the SEC's public reference room at 100 F Street, N.E., Room 1850, Washington, D.C. 20549. Please call 1-800-732-0330 for further information on the public reference room. These SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery).

        The SEC allows TCF to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that TCF files later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        This document incorporates by reference the documents set forth below that TCF has previously filed with the SEC, and any future filings that TCF makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"). These documents contain important information about TCF and its businesses and financial condition.

  •
  TCF's Annual Report on Form 10-K for the year ended December 31, 2007;

  •
  TCF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

  •
  TCF's Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

  •
  TCF's Current Report on Form 8-K dated January 21, 2008, as filed with the SEC;

  •
  TCF's Current Report on Form 8-K dated April 23, 2008, as filed with the SEC;

  •
  TCF's Current Report on Form 8-K dated July 21, 2008, as filed with the SEC;

  •
  TCF's Current Report on Form 8-K dated July 26, 2008, as filed with the SEC;

  •
  TCF's Current Report on Form 8-K dated July 31, 2008, as filed with the SEC; and

  •
  TCF's Current Report on Form 8-K dated August 6, 2008, as filed with the SEC.

        Documents incorporated by reference are available from TCF without charge by first class mail or equally prompt means, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this document incorporates. If you want to receive a copy of any document incorporated by reference, please submit your request it in writing or by telephone to TCF Financial Corporation, 200 Lake Street East, Mail Code EX0-03-P, Wayzata, MN 55391-1693, telephone: (952) 745-2760, Attention: Investor Relations. These documents are also available without charge to you on the Internet at www.tcfbank.com. The content of this website is not deemed to be a part of this prospectus.

        All documents TCF files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date TCF stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

        You should rely only on the information provided in this prospectus, the prospectus supplement and any applicable pricing supplement, as well as the information incorporated by reference. TCF is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

The Issuer

        There are no separate financial statements of the issuer in this prospectus. TCF does not believe the financial statements would be helpful to the holders of the capital securities of the issuer because:

  •
  TCF, a reporting company under the Exchange Act, will directly or indirectly own all of the voting securities of the issuer;

  •
  The issuer does not have any independent operations nor proposes to engage in any activity other than issuing securities representing undivided beneficial interests in its assets of and investing the proceeds in the junior subordinated notes issued by TCF; and

  •
  The obligations of the issuer under the capital securities will be fully and unconditionally guaranteed by TCF. See "Description of the Guarantee."

        The issuer is not currently subject to the information reporting requirements of the Exchange Act. The issuer will be exempt from these requirements following the effectiveness of the registration statement that contains this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus and the periodic and current reports we file with the SEC that are incorporated herein by reference, see "Where You Can Find More Information," may contain "forward-looking" statements that deal with future results, plans or performance. In addition, TCF's management may make such statements orally to the media, or to securities analysts, investors or others. Forward-looking statements deal with matters that do not relate strictly to historical facts. TCF's future results may differ materially from historical performance and forward-looking statements about TCF's expected financial results or other plans and are subject to a number of risks and uncertainties. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; an inability to increase the number of deposit accounts and the possibility that deposit account losses (fraudulent checks, etc.) may increase; impact of legal, legislative or other changes affecting customer account charges and fee income; reduced demand for financial services and loan and lease products; adverse developments affecting TCF's supermarket banking relationships or any of the supermarket chains in which TCF maintains supermarket branches; changes in accounting standards or interpretations of existing standards; monetary, fiscal or tax policies of the federal or state governments, including adoption of state legislation that would increase state taxes; adverse findings in tax audits or regulatory examinations and resulting enforcement actions; changes in credit and other risks posed by TCF's loan, lease, investment and securities available for sale portfolios, including declines in commercial or residential real estate values or changes in allowance for loan and lease losses methodology dictated by new market conditions or regulatory requirements; lack of or inadequate insurance coverage for claims against TCF; technological, computer-related or operational difficulties or loss or theft of information; adverse changes in securities markets directly or indirectly affecting TCF's ability to sell assets or to fund its operations; and results of litigation, including possible increases in indemnification obligations for certain litigation against Visa USA ("covered litigation") and potential reductions in card revenues resulting from other litigation against Visa; heightened regulatory practices, requirements or expectations; or other significant uncertainties. You should consult TCF's Annual Report on

Form 10-K, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K that are incorporated herein by reference for additional important information about the Company.

TCF FINANCIAL CORPORATION

        TCF is a financial holding company. Our banking subsidiaries, TCF National Bank and TCF National Bank Arizona, are headquartered in Minnesota and Arizona and operate bank branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana and Arizona. As of June 30, 2008, TCF's consolidated assets were $16.5 billion. TCF was the 36th largest publicly traded bank holding company in the United States based on total assets as of March 31, 2008, as determined by Ipreo. TCF's core businesses include retail and small business banking; commercial banking; consumer lending; leasing and equipment finance and investments and insurance services. The retail banking business includes traditional and supermarket branches, campus banking, EXPRESS TELLER® ATMs and Visa USA Inc. ("Visa") cards.

        Our executive offices are located at 200 Lake Street East, Wayzata, MN 55391-1693 and our telephone number is (952) 745-2760.

 THE ISSUER

Purpose and Ownership of the Issuer

        The issuer is a statutory trust organized under Delaware law by us and the trustees of the issuer. The issuer was established solely for the following purposes:

  •
  to issue and sell the capital securities, as well as the common securities that we will purchase, all of which will represent undivided beneficial ownership interests in the assets of the issuer;

  •
  to use the gross proceeds from the issuance and sale of the capital securities and common securities to purchase junior subordinated notes from us; and

  •
  to engage in other activities that are directly related to the activities described above, such as registering the transfer of the capital securities.

        Because the issuer was established only for the purposes listed above, the junior subordinated notes will be the sole assets of the issuer, and payments under the junior subordinated notes will be the sole source of income to the issuer.

        As the obligor of the junior subordinated notes, we will generally pay:

  •
  all fees and expenses related to the issuer and the offering of the issuer's capital securities; and

  •
  all ongoing costs, expenses and liabilities of the issuer.

        The issuer will offer the capital securities to you by use of this prospectus and the prospectus supplement and we will retain all of the common securities. The common securities will rank equally with the capital securities, except that the common securities will be subordinated to the capital securities to the extent and under the circumstances described below under "Description of the Capital Securities—Subordination of Common Securities."

        For so long as the capital securities of a particular issuer remain outstanding, we will promise to:

  •
  cause the issuer to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement;

  •
  own directly or indirectly all of the common securities of the issuer;

  •
  use our commercially reasonable efforts to ensure that the issuer will not be an "investment company" for purposes of the Investment Company Act of 1940, as amended, (the "Investment Company Act"); and

  •
  take no action that would be reasonably likely to cause the issuer to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

        The issuer's business and affairs will be conducted by its four trustees: the property trustee, the Delaware trustee and two administrative trustees. We refer to these trustees collectively as the "issuer trustees." In each case, the two administrative trustees of the issuer will be individuals who are our employees. The property trustee of the issuer will act as sole trustee under each trust agreement for purposes of the Trust Indenture Act of 1939, as amended, (the "Trust Indenture Act") and will also act as trustee under the guarantee and the indenture.

        We, as owner of the common securities of the issuer, have the sole right to appoint, remove and replace any of the issuer trustees unless an event of default occurs under the indenture. In that event, the holders of a majority in liquidation amount of the capital securities of that issuer will have the right to remove and appoint the property trustee and the Delaware trustee.

        The issuer is a legally separate entity and its assets are not available to satisfy the obligations of any of any other statutory trust, the common securities of which are owned by us.

Additional information

        For additional information concerning the issuer issuing the capital securities, see the prospectus supplement. We anticipate that the issuer will not be required to file any reports with the SEC after the issuance of the capital securities. We will provide certain information concerning the issuer and the capital securities in the footnotes to our financial statements included in our own periodic reports to the SEC.

Office of the Issuer

        The principal executive office of the issuer is c/o TCF Financial Corporation, 200 Lake Street East, Wayzata, MN 55391-1693 and its telephone number is (952) 745-2760.

 USE OF PROCEEDS

        Except as may be otherwise described in a prospectus supplement accompanying this prospectus, we expect to use the proceeds from the sale of the offered securities for general corporate purposes, including:

  •
  funding investments in, or extensions of credit or capital contributions to, our subsidiaries;

  •
  refinancing outstanding indebtedness or refunding maturing indebtedness;

  •
  funding the business of our operating units;

  •
  financing possible acquisitions or business expansion; or

  •
  repurchasing shares of our common stock from time to time in the open market.

        The issuer will use all proceeds received from the sale of its capital securities and common securities to acquire our junior subordinated notes. TCF will, in turn, use these funds as specified above.

 CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Consolidated ratio of earnings to fixed charges:
Excluding interest on deposits	2.02x	2.86x	3.15x	3.96x	4.91x	3.91x
Including interest on deposits	1.58x	1.86x	1.99x	2.68x	3.73x	2.93x

        For purposes of computing these ratios, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and an appropriate portion of rentals (generally one-third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

 DESCRIPTION OF THE CAPITAL SECURITIES

        The following description of the terms and provisions of the capital securities summarizes the general terms that will apply to the capital securities. The trust agreement of the issuer will be amended and restated before the issuance of capital securities by the trust. We refer to that amended and restated trust agreement as the "trust agreement." This description is not complete, and we refer you to the trust agreement for the issuer, a form of which we filed as an exhibit to the registration statement of which this prospectus is a part.

Formation of Issuer

        When the issuer issues its capital securities, the trust agreement will contain, and the prospectus supplement relating to its capital securities will summarize, the terms and other provisions relating to that the capital securities. The issuer will issue only one series of capital securities.

        The trust agreement will be qualified as an indenture under the Trust Indenture Act. Unless the prospectus supplement states otherwise, Wilmington Trust Company will act as property trustee and Delaware trustee under the trust agreement.

        The capital securities will represent undivided beneficial ownership interests in the assets of the issuer. The holders of the capital securities will be entitled to a preference over the corresponding series of common securities in distributions from the issuer and amounts payable on redemption or liquidation of the issuer under the circumstances described below under "—Subordination of Common Securities," as well as other benefits as described in the trust agreement.

Specific Terms of the Capital Securities

        When the issuer issues the capital securities, the prospectus supplement relating to the capital securities will summarize the particular amount, price and other terms and provisions of the capital securities. Those terms may include the following:

  •
  the distinctive designation of the capital securities;

  •
  the number of capital securities issued by the issuer and the liquidation value of each capital security;

  •
  the annual distribution rate (or method of determining that rate) for capital securities issued by the issuer and the date or dates upon which those distributions will be payable;

  •
  whether distributions on capital securities issued by the issuer may be deferred and, if so, the maximum number of distributions that may be deferred and the terms and conditions of those deferrals;

  •
  whether distributions on capital securities issued by the issuer will be cumulative, and, in the case of capital securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on capital securities issued by the issuer will be cumulative;

  •
  the amount or amounts that will be paid out of the assets of the issuer to the holders of capital securities of the issuer upon voluntary or involuntary dissolution, winding up or termination of the issuer;

  •
  the obligation, if any, of the issuer to purchase or redeem its capital securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which the capital securities issued by the issuer will be purchased or redeemed, in whole or in part, in accordance with that obligation;

  •
  the denominations in which any capital securities of the series will be issueable, if other than denominations of $1,000 or any integral multiple of $1,000;

  •
  the voting rights, if any, of capital securities issued by the issuer in addition to those required by law, including the number of votes per capital security and any requirement for the approval by the holders of capital securities as a condition to a specified action or amendment to the trust agreement; and

  •
  any other rights, preferences, privileges, limitations or restrictions of the capital securities issued by the issuer.

        All capital securities an issuer offers will be guaranteed by us to the extent set forth below under the caption "Description of the Guarantee" in this prospectus. The prospectus supplement will also describe the United States federal income tax considerations applicable to the offering of capital securities.

Redemption or Exchange

        Upon the redemption or repayment, in whole or in part, of the junior subordinated notes owned by the issuer, the issuer will use the proceeds from that redemption or repayment to redeem the capital securities and common securities having an aggregate liquidation amount equal to that portion of the principal amount of the junior subordinated notes redeemed for a redemption price equal to their liquidation amount plus accumulated and unpaid distribution payments on the securities redeemed to the date of redemption. Except to the extent described under "—Subordination of Common Securities" below, the capital securities and common securities will be redeemed in proportion to their respective aggregate liquidation amounts outstanding.

        We have the right to dissolve the issuer at any time and, after satisfaction of its liabilities to its creditors as provided under applicable law, to cause the issuer to distribute the junior subordinated notes owned by it to the holders of the issuer's capital securities and common securities in exchange for those securities.

Subordination of Common Securities

        In connection with the issuance of capital securities, the issuer will also issue a new series of common securities to us. Except as described below or in the prospectus supplement, the common securities will be entitled to receive distributions on the same dates and at the same rate and otherwise have substantially identical terms as the capital securities.

        If on any distribution date or redemption date for the capital and common securities, an event of default has occurred and is continuing under the indenture for the junior subordinated notes, the issuer may not make any distribution payment and may not make any other payment for the redemption, liquidation or acquisition of the common securities unless the issuer has paid in full, or provided for full payment of:

  •
  all accumulated and unpaid distributions on the issuer's capital securities; and

  •
  in the case of a redemption or liquidation, the full redemption price of all capital securities called for redemption or the full liquidation price of all capital securities.

        If an event of default under the trust agreement occurs as a result of the occurrence of an event of default under the indenture, as holder of the common securities, we will be deemed to have waived our right to take action with respect to that event of default until all events of default with respect to the capital securities are cured, waived or otherwise eliminated. Until that cure, waiver or elimination, the property trustee will act solely on behalf of the holders of the capital securities and not on our behalf, and only the holders of the capital securities will have the right to direct the property trustee regarding remedies under the trust agreement.

Liquidation Distribution Upon Dissolution

        The trust agreement will provide that the issuer will dissolve on the first to occur of the following events:

  •
  the expiration of the term of the trust as described in the trust agreement;

  •
  specified events relating to our bankruptcy, dissolution or liquidation;

  •
  our election to distribute junior subordinated notes to the holders of the capital securities and common securities as described above under "—Redemption or Exchange;"

  •
  the mandatory redemption of the issuer's capital securities and common securities as described above under "—Redemption or Exchange;" and

  •
  the entry of a court order for the dissolution of the issuer.

        Upon an early dissolution event described above, other than an early dissolution resulting from a mandatory redemption of the issuer's capital securities and common securities, the issuer trustees will liquidate the issuer as soon as possible by distributing the junior subordinated notes to the holders of capital securities and common securities. If the property trustee determines that such a distribution is not practical, after satisfaction of the issuer's liabilities to its creditors under applicable law, the holders of the capital securities and common securities will be entitled to receive the liquidation amount of their securities, plus accumulated and unpaid distributions to the date of payment. Except as described under "—Subordination of Common Securities" above, that payment will be made to the holders of the capital securities and common securities in proportion to their respective aggregate liquidation amounts outstanding.

Events of Default; Notice

        Any one of the following events constitutes an event of default under the trust agreement:

  •
  the occurrence of an event of default under the indenture with respect to the junior subordinated notes held by the issuer;

  •
  a default by the property trustee in the payment of any distribution on the capital securities or common securities (subject to any deferral provisions) and continuance of that default for 30 days;

  •
  a default by the property trustee in the payment of any redemption price of the capital securities or common securities when it becomes due and payable;

  •
  a default in the performance or breach, in any material respect, of any other covenant or warranty of the issuer trustees in the trust agreement and the continuance of that default, or breach, for 90 days after notice to the defaulting issuer trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities; or

  •
  the occurrence of an event of bankruptcy or insolvency relating to the property trustee and our failure to appoint a successor property trustee within 90 days.

        Within 10 business days after the occurrence of an event of default under the trust agreement actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the capital securities, the administrative trustees and us. The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of those securities.

        The property trustee must give notice to the holders of capital securities of any notice of default with respect to the corresponding junior subordinated notes.

Limitation on Consolidations, Mergers and Sales of Assets

        Except as contemplated above in "—Liquidation Distribution Upon Dissolution," the issuer may not merge with or into, consolidate or amalgamate with, or sell or lease substantially all of its properties and assets to any corporation or other person, unless:

  •
  the administrative trustees consent to the proposed transaction;

  •
  the successor is a trust organized under the laws of any state and assumes all of the obligations of the issuer regarding the capital securities or substitutes other securities for the capital securities with substantially the same terms;

  •
  we appoint a trustee of the successor possessing the same powers and duties as the property trustee;

  •
  if the capital securities are listed on a national securities exchange or other organization on which the capital securities are listed, the successor securities to the capital securities are listed on the same national securities exchange or other organization on which the capital securities were listed;

  •
  the transaction does not cause the ratings, if any, on the capital securities or the successor securities to be downgraded by a "nationally recognized ratings organization," as such term is defined by the SEC for purposes of Rule 436(g)(2) under the Securities Act;

  •
  the transaction does not adversely affect the rights, preferences or privileges of the holders of the capital securities in any material respect;

  •
  the successor has a purpose substantially identical to that of the issuer;

  •
  independent counsel to the issuer delivers an opinion that:
  •
  the transaction does not adversely affect the rights, preferences or privileges of the holders of the capital securities in any material respect; and

  •
  following the transaction, neither the successor nor the issuer would have to register as an "investment company" under the Investment Company Act;

  •
  we, or a successor which will own all of the common securities of the issuer or its successor, will guarantee the capital securities, or the successor securities, to the same extent as the capital securities are guaranteed by our guarantee; and

  •
  the issuer and the successor would each continue to be classified as a grantor trust for United States federal income tax purposes, unless each holder of capital securities consents to a change in that classification.

        These limitations do not restrict the ability of TCF to merge with or into, consolidate or amalgamate with or sell or lease all or substantially all of our properties and assets to any corporation or other person.

Voting Rights; Amendment of the Trust Agreement

        Except as provided below and under "Description of the Guarantee—Amendments" and "Description of Junior Subordinated Notes—Modification of Indenture," as a holder of capital securities you will not have any voting rights.

        We, the property trustee and the administrative trustees may, without the consent of the holders of the capital securities, amend the trust agreement to cure any ambiguity or correct or supplement inconsistent provisions or to modify the trust agreement to the extent necessary to ensure that the issuer is classified as a grantor trust. However, we may not amend any trust agreement in any manner that would adversely affect in any material respect the interests of any holder of the capital securities.

        We and the issuer trustees may also amend the trust agreement with the consent of the holders of a majority of the aggregate liquidation amount of the capital and common securities of the issuer, provided that we have received of an opinion of counsel that the amendment will not affect the issuer's status as a grantor trust or its exemption under the Investment Company Act. Without the consent of each holder affected by the amendment, no amendment will:

  •
  change the amount or timing of any distribution on the capital securities or the common securities;

  •
  otherwise adversely affect the amount of any required distribution; or

  •
  restrict the right of a holder of capital securities or common securities to institute suit to enforce payment.

        For so long as any junior subordinated notes are held by the property trustee, the issuer trustees will not take any of the following actions without the consent of the holders of a majority of the aggregate liquidation amount of the capital securities:

  •
  direct the time, method or place for conducting any proceeding for any remedy available to the indenture trustee or executing any trust or power conferred on the indenture trustee with respect to such debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  rescind or annul any declaration that the principal of the junior subordinated notes is due; or

  •
  consent to any modification or termination of the indenture or the junior subordinated notes.

        However, in the case of any action that would require the consent of each affected holder of junior subordinated notes under the indenture, the property trustee will not give any such consent without the consent of each holder of the corresponding capital securities.

        Capital securities owned by us, an issuer trustee or any of our or their affiliates will not be treated as outstanding for purposes of the above provisions.

        In addition to the required consents described above, the issuer trustees must obtain an opinion of counsel experienced in the relevant matters that the action would not cause the issuer to be classified as other than a grantor trust for United States federal income tax purposes.

        The issuer trustees will not revoke any action approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities.

Payment and Paying Agent

        The paying agent for the issuer will make payments on definitive, certificated capital securities by check mailed to the address of the holder entitled to that payment at the holder's address as it appears in the capital securities register. The paying agent will make payment on global capital securities as specified under "Global Capital Securities; Book-Entry Issuance" below. Unless otherwise specified in the prospectus supplement, the property trustee will act as paying agent for the capital securities. In the event the property trustee ceases to be the paying agent, the administrative trustees of the issuer will appoint a successor bank or trust company acceptable to us and the property trustee to act as paying agent.

Registrar and Transfer Agent

        Unless otherwise specified in the prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

        The registrar will not impose any charge for registration of transfer but may require the payment of any tax or governmental charges that may be imposed in connection with the transfer or exchange.

        The issuer is not required to register transfers of the capital securities after the capital securities have been called for redemption.

Information Concerning the Property Trustee

        Other than the duty to act with the required standard of care during an event of default under the trust agreement, the property trustee is required to perform only those duties that are specifically set forth in the trust agreement and is not required to exercise any of its powers at the request of any holder of capital securities unless it is offered reasonable indemnity for the costs, expenses and liabilities that might be incurred by it.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of each issuer in a way that:

  •
  will not cause the issuer to be deemed an investment company required to register under the Investment Company Act;

  •
  will not cause the issuer to be classified as other than a grantor trust for United States federal income tax purposes; and

  •
  will cause the junior subordinated notes to be treated as indebtedness for United States federal income tax purposes.

        The issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

        Holders of the capital securities do not have preemptive or similar rights.

Governing Law

        The trust agreement and the capital securities will be governed by and construed in accordance with the laws of the State of Delaware.

 GLOBAL CAPITAL SECURITIES; BOOK-ENTRY ISSUANCE

Global Capital Securities

        We have obtained the information in this section concerning The Depository Trust Company ("DTC"), Clearstream Banking S.A. ("Clearstream") and Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

        The issuer may issue its capital securities in the form of one or more global securities, which we will refer to as the "global capital securities," that will be deposited with or on behalf of a depositary. Unless otherwise indicated in the prospectus supplement, the depositary with respect to the global capital securities of the issuer will be DTC, and the following is a summary of the depositary arrangements applicable to the global capital securities.

        Each global capital security will be deposited with or on behalf of DTC or its nominee and will be registered in the name of a nominee of DTC. DTC will thus be the only registered holder of these securities. That means that we and any trustee, issuing and paying agent, registrar or other agent of ours for the securities will be entitled to treat the registered holder, DTC, as the holder of the securities for all purposes. Except under the limited circumstances described below, global capital securities will not be exchangeable for definitive, certificated capital securities.

        Only institutions that have accounts with DTC, which we refer to as "DTC participants," or persons that may hold interests through DTC participants may own beneficial interests in a global capital security. DTC will maintain records reflecting ownership of beneficial interests in the global capital securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC will have no knowledge of the actual beneficial owners of the capital securities. The laws of some jurisdictions require that some types of purchasers take physical delivery of securities in definitive form. Those laws may impair your ability to transfer beneficial interests in a global capital security.

        DTC has advised us that upon the issuance of a global capital security and the deposit of that global capital security with or on behalf of DTC, DTC will credit on its book-entry registration and transfer system, the respective liquidation amount represented by that global capital security to the accounts of the DTC participants.

        The issuer will make distributions and other payments on the global capital securities to DTC or its nominee as the registered owner of a global capital security. We expect that DTC will, upon receipt of any distribution, redemption or other payment on a global capital security, immediately credit the DTC participants' accounts with payments in proportion to their beneficial interests in a global capital security, as shown on the records of DTC or its nominee. We also expect that standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in the global capital securities held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The DTC participants will be responsible for those payments.

        None of TCF, the issuer, the property trustee, the paying agent, or the registrar or any of their respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to beneficial interests in a global capital security or for any payments made on any global capital security.

        Except as provided below, as an owner of a beneficial interest in a global capital security, you will not be entitled to receive physical delivery of capital securities in definitive form and will not be considered a holder of capital securities for any purpose under the trust agreement. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder of capital securities under the trust agreement.

        We understand that, under existing industry practices, in the event that the issuer requests any action of holders, or an owner of a beneficial interest in a global capital security desires to take any action that a holder is entitled to take under the trust agreement, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through them to take that action or would otherwise act upon the instructions of the beneficial owners owning through them.

        A global capital security is exchangeable for definitive capital securities registered in the name of persons other than DTC only if:

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  DTC is unwilling or unable to continue as depositary and we are not able to locate a qualified successor depositary;

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  we, in our sole discretion, determine that the capital securities issued in the form of one or more global capital securities will no longer be represented by a global capital security; or

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  after the occurrence of an event of default under the indenture, owners of beneficial interests in the trust aggregating at least a majority in aggregate liquidation amount of the capital securities advise the administrative trustees in writing that the continuation of a book entry system is no longer in their best interests.

        A global capital security that is exchangeable as described in the preceding paragraph will be exchangeable in whole for definitive, certificated capital securities in registered form of like tenor and of an equal aggregate liquidation amount and in a denomination equal to the liquidation amount per capital security specified in the prospectus supplement or in integral multiples of that denomination. The registrar will register the definitive capital securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global capital securities.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC holds the securities of its participants and facilitates the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical certificates. DTC's participants include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others that clear through or maintain a custodial relationship with a participant, either directly or indirectly, also have access to DTC's book-entry system. The rules applicable to DTC and its participants are on file with the SEC.

Holding Beneficial Interests Through Euroclear and Clearstream

        If specified in the prospectus supplement, you may elect to hold interests in a particular series of capital securities outside the United States through Clearstream or Euroclear, if you are a participant in or customer of the relevant system, or indirectly through an organization that is a participant in or customer of the relevant system. Clearstream and Euroclear will hold interests on behalf of their participants and customers through customer securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customer securities accounts in the depositaries' names on the books of DTC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides its customers with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Sector Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream customers.

        Clearstream will credit distributions with respect to interests in global capital securities held through Clearstream to cash accounts of its customers in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear operator") under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. The Euroclear operator is a Belgian Bank. As such, it is regulated by the Belgian Banking and Finance Commission.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear and applicable Belgian law. These terms, conditions and procedures govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities clearance accounts. The Euroclear operator acts under the terms and conditions applicable only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Euroclear will credit distributions with respect to interests in global capital securities held beneficially through Euroclear to the cash accounts of Euroclear participants in accordance with Euroclear's terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

        Euroclear has further advised us that investors that acquire, hold and transfer interests in the global capital securities by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such intermediary and each other intermediary, if any, standing between themselves and the global capital securities.

Global Clearance and Settlement Procedures

        Unless otherwise specified in the prospectus supplement, initial settlement for global capital securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global capital securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. Depositaries.

        Because of time-zone differences, credits of interests in global capital securities received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in global capital securities settled during such processing will be reported to the relevant Euroclear participant or Clearstream customer on such business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global capital securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global capital securities among DTC participants, Clearstream customers and Euroclear participants, they are under no obligation to perform those procedures and those procedures may be discontinued at any time. Neither we nor any paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

 DESCRIPTION OF THE GUARANTEE

        The following description of the terms and provisions of the guarantee summarizes the general terms that will apply to the guarantee that we deliver in connection with the capital securities and common securities. This description is not complete, and we refer you to the form of the guarantee agreement, a copy of which we filed as an exhibit to the registration statement of which this prospectus is a part.

        When the issuer sells its capital securities and common securities, we will execute and deliver a guarantee of the capital securities and common securities under a guarantee agreement for the benefit of the holders of the capital securities and common securities. Only one guarantee will be issued by us in connection with the issuance of capital securities and common securities by the issuer. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Unless the prospectus supplement states otherwise, Wilmington Trust Company will act as guarantee trustee under the guarantee agreement.

Specific Terms of the Guarantees

        Except as stated in the prospectus supplement, we will irrevocably and unconditionally agree to pay in full the following payments or distributions on the capital securities and common securities, to the extent that they are not paid by, or on behalf of, the issuer:

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  any accumulated and unpaid distributions required to be paid on the capital securities and common securities, to the extent that the issuer has sufficient funds available for those payments at the time;

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  the redemption price regarding the capital securities and common securities called for redemption, to the extent that the issuer has sufficient funds available for those redemption payments at the time; and

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  upon a voluntary or involuntary dissolution, winding up or liquidation of the issuer, unless the junior subordinated notes are distributed to holders of the capital securities and common securities, the lesser of:

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  the total liquidation amount of the capital securities and common securities and all accumulated and unpaid distributions on them to the date of payment; and

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  the amount of assets of the issuer remaining available for distribution to holders of the capital securities and common securities after satisfaction of liabilities to creditors.

        We may satisfy our obligation to make the payments described above by direct payment of the required amounts by us to the holders of the capital securities and common securities or by causing the issuer to pay those amounts to the holders. In addition, our obligation to make the payments described above will exist regardless of any defense, right of setoff or counterclaim that the issuer may have or assert, other than the defense of payment. Payments under the guarantee will be made on the capital securities and common securities on a pro rata basis. However, if an event of default has occurred and is continuing with respect to the capital securities, the total amounts due on the capital securities will be paid before any payment is made on the common securities.

        The guarantee will apply only to the extent that the issuer has sufficient funds available to make the required payments. If we do not make interest payments on the junior subordinated notes held by the issuer, then the issuer will not be able to pay distributions on the capital securities or common securities and will not have funds legally available for those payments. In that event, the remedy of a holder of a series of capital securities or common securities is to institute legal proceedings directly against us as permitted under the indenture for the junior subordinated notes.

Nature of the Guarantee

        We will, through the trust agreement, the guarantee, the junior subordinated notes and the indenture, taken together, fully and unconditionally guarantee the issuer's obligations under the capital securities and common securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes this guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee of the issuer's obligations under the capital securities.

        The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. In addition, the guarantee will not be discharged except by payment in full of the amounts due under it to the extent they have not been paid by the issuer or upon distribution of junior subordinated notes to the holders of the capital securities and common securities in exchange for all of the capital securities and common securities.

Ranking

        The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our other liabilities to the same extent as the junior subordinated notes.

        The guarantee will not place a limitation on the amount of additional debt that we may incur.

Amendments

        Unless otherwise specified in the prospectus supplement, the guarantee may be amended under the following two circumstances:

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  regarding changes to the guarantee that do not materially adversely affect the rights of holders of the capital securities, no consent of those holders will be required; and

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  all other amendments to the guarantee may be made only with the prior approval of the holders of not less than a majority of the total liquidation amount of the outstanding capital securities.

        The manner of obtaining the necessary approvals to amend the guarantee are the same as for holders of the capital securities, which are described above under "Description of the Capital Securities—Voting Rights; Amendment of the Trust Agreement."

Assignment

        The guarantee and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the capital securities and common securities then outstanding.

Events of Default and Remedies

        An event of default under the guarantee will occur upon our failure to (1) make any of our payments under the guarantee agreement or (2) perform any of our other obligations under the guarantee agreement for 90 days after notice of the failure.

        The holders of not less than a majority in total liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee regarding the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

        If the guarantee trustee fails to enforce a guarantee, then any holder of the corresponding series of capital securities may institute a legal proceeding directly against us to enforce its rights under that guarantee, without first instituting a legal proceeding against the issuer of the capital securities, the guarantee trustee or any other person or entity.

Information Concerning the Guarantee Trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by us in the performance of a guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee. After a default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of capital or common securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by that action.

Termination of the Guarantee

        The guarantee will terminate upon any of the following events:

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  the full payment of the redemption price of all capital securities and common securities;

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  the full payment of the amounts payable upon liquidation of the issuer; or

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  the distribution of the junior subordinated notes held by the issuer to the holders of the capital securities and common securities of the issuer in exchange for all of the capital securities and common securities of the issuer.

        The guarantee will continue to be effective or will be reinstated, if at any time any holder of capital securities and common securities issued by the issuer is required to restore payment of any sums paid under the capital securities and common securities or the guarantee.

Governing Law

        The guarantee will be governed by and construed in accordance with the laws of the State of New York.

 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

        The following description of the terms and provisions of our junior subordinated notes summarizes the general terms that will apply to the junior subordinated notes that will be issued and sold by us on or after the date of this prospectus and purchased by the issuer in connection with the corresponding series of capital securities. This description is not complete, and we refer you to the indenture and the form of the junior subordinated notes, forms of which we filed as exhibits to the registration statement of which this prospectus is a part.

        Unless otherwise specified in the prospectus supplement, each time the issuer issues capital securities, we will issue junior subordinated notes. The junior subordinated notes will be issued under an indenture between us and Wilmington Trust Company, as indenture trustee, as supplemented from time to time by one or more supplemental indentures. There is no limit on the aggregate principal amount of junior subordinated notes we may issue, and we may issue the junior subordinated notes from time to time in one or more series under a supplemental indenture or pursuant to a resolution of our Board of Directors.

        Unless the prospectus supplement states otherwise, we will issue junior subordinated notes in a total principal amount equal to the total liquidation amount of the capital securities and common securities that the issuer issues. The issuer will use the proceeds of the issuance and sale of the capital securities and common securities to purchase the corresponding junior subordinated notes from us. Unless the prospectus supplement states otherwise, the interest payment provisions of the junior subordinated notes will correspond to the distribution provisions of the corresponding series of capital securities.

        Unless the prospectus supplement states otherwise, the junior subordinated notes issued on or after the date of this prospectus will have the same rank as the junior subordinated notes issued under the indenture on or after that date. Unless the prospectus supplement states otherwise, the indenture does not limit the incurrence or issuance of other secured or unsecured debt, including senior debt, as defined below, whether under the indenture, any existing indenture, or any other indenture which we may enter into in the future.

Specific Terms of the Junior Subordinated Notes

        The prospectus supplement describing the particular junior subordinated notes being issued will specify the particular terms of the junior subordinated notes. These terms may include:

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  the title of the junior subordinated notes, including CUSIP numbers, of the series (which shall distinguish the junior subordinated notes from all other junior subordinated notes);

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  the indenture trustee for the junior subordinated notes of the series;

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  any limit upon the aggregate principal amount of the junior subordinated notes which may be authenticated and delivered under the indenture (except for junior subordinated notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other junior subordinated notes of that series pursuant to the indenture);

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  the date or dates on which the principal or maturity consideration of the junior subordinated notes is payable or deliverable;

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  the rate or rates, or the method to be used in ascertaining the rate or rates, at which the junior subordinated notes shall bear interest, if any, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or deliverable, the regular record date for the interest payable or deliverable on any interest payment date and the terms, if any, of any option to defer payment of interest;

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  the place or places where the principal of (and premium, if any), maturity consideration and interest, if any, on junior subordinated notes shall be payable or deliverable;

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  the office or offices or agency where the registered junior subordinated notes may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon us in respect of the junior subordinated notes may be made;

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  the period or periods within which, the price, prices or maturity consideration at which and the terms and conditions upon which junior subordinated notes may be redeemed, in whole or in part, at our option;

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  our obligation, if any, to redeem or purchase junior subordinated notes pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which, junior subordinated notes shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

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  the denominations in which junior subordinated notes shall be issueable;

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  (A) the currency of denomination of the junior subordinated notes, which may be in U.S. dollars or any foreign currency, (B) if such currency of denomination is a composite currency other than the Euro, the agency or organization, if any, responsible for overseeing such composite currency, and (C) if the junior subordinated notes are denominated in a foreign currency, the financial center relative to such foreign currency;

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  the designation of the currency or currencies in which payment of the principal of (and premium, if any) and interest on the junior subordinated notes will be made (which shall be either U.S. dollars or the foreign currency in which the junior subordinated debenture is denominated), and if in U.S. dollars on a junior subordinated debenture denominated in a foreign currency, whether the holders thereof may elect to have such payments made in such foreign currency;

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  if the junior subordinated notes are to be denominated in a foreign currency, the designation of an exchange rate agent for purposes of determining the amounts payable or deliverable with respect to such junior subordinated notes in U.S. dollars or a foreign currency and exchanging a foreign currency into U.S. dollars or U.S. dollars into a foreign currency, as the case may be;

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  if other than the principal amount thereof, the portion of the principal amount of junior subordinated notes which shall be payable or deliverable upon declaration of acceleration of the maturity thereof;

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  if the amount of payments of principal of (and premium, if any), maturity consideration or interest, if any, on junior subordinated notes may be determined with reference to an index based on a coin or currency other than that in which the junior subordinated notes are to be payable or deliverable, the method or methods by which such amounts shall be determined;

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  the extent to which any of the junior subordinated notes will be issueable in temporary or permanent global form, and the manner in which any interest payable or deliverable on a temporary or permanent global junior subordinated debenture shall be paid or delivered;

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  any addition to or modification or deletion of any event of default, default or of our covenants with respect to the junior subordinated notes, whether or not such events of default or covenants are consistent with the events of default or covenants set forth herein;

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  any covenants solely for the benefit of the junior subordinated notes;

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  the appointment of any paying agent or agents for the junior subordinated notes;

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  whether, and the terms and conditions relating to when we may satisfy all or part of our obligations with regard to payment or delivery upon maturity, or any redemption or required repurchase or in connection with any exchange provisions, or any interest payment, by paying or delivering maturity consideration to the holders of the junior subordinated notes;

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  any restrictions on transfer of the junior subordinated notes;

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  any additional obligation of ours to be included as senior debt;

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  any other terms (which shall not be inconsistent with the provisions of the indenture);

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  any legends to be placed on the junior subordinated notes;

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  whether the junior subordinated notes may be issued in registered form, bearer form or a combination;

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  whether junior subordinated notes shall vote and consent together with other junior subordinated notes as a single class and/or shall constitute a single series with other junior subordinated notes;

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  whether the junior subordinated notes are subject to the additional provisions relating to book-entry securities and transfers in certain situations; and

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  the relative degree, if any, to which the junior subordinated notes shall be senior to or be subordinated to junior subordinated notes in right of payment, whether such other junior subordinated notes are outstanding or not.

Subordination

        Unless otherwise stated in the prospectus supplement, the junior subordinated notes will be unsecured and will rank junior and be subordinate in right of payment to all our existing and future senior debt, as defined in the indenture with respect to that series.

        Under the indenture, we may not make any payment on the junior subordinated notes if:

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  we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all senior debt; or

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  there shall exist any event of default on any senior debt that permits the holders thereof to accelerate such senior debt.

        Upon our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior debt in full before any payments may be made on the junior subordinated notes. Additionally, in the event of the acceleration of the maturity of the junior subordinated notes, the holders of our senior debt will be entitled to receive payment in full of any amounts due on our senior debt before the holders of any junior subordinated notes will be entitled to any payment.

        Unless otherwise stated in the prospectus supplement, "senior debt" is defined in the indenture to mean all of our obligations, whether outstanding on the date of the execution of the indenture or thereafter created, assumed or incurred, to make payment or delivery pursuant to the terms of (i) our indebtedness for money borrowed, other than (a) the junior subordinated notes and (b) any debt which, pursuant to the instrument creating that debt, is not superior in right of payment to the junior subordinated notes, or other debt that has the same rank as or ranking junior to the junior subordinated notes, (ii) our indebtedness for borrowed money from time to time outstanding under the amended and restated credit agreement dated March 27, 2008 with LaSalle Bank, N.A., (iii) financial instruments such as (a) securities contracts and foreign currency exchange contracts, (b) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, interest rate agreements, commodity contracts or options, and (c) in the case of (iii)(a) and (iii)(b) above, similar financial instruments, and (iv) any deferrals, renewals or extensions of any such senior debt. The term "indebtedness for money borrowed" as used in the foregoing sentence shall include, without limitation, any obligation of ours, or any obligation guaranteed by us, for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligation of ours for the payment of the purchase price of property or assets (excluding trade accounts payable or accrued liabilities in the ordinary course of business). Senior debt may also include other obligations of ours to the extent specifically provided in the terms of the junior subordinated notes established pursuant to the indenture.

        As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated notes to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of that subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary, except to the extent that we are recognized, and receive payment, as a creditor of those subsidiaries.

Option to Defer Interest Payments

        If provided in the prospectus supplement, we will have the right to defer interest payments on the junior subordinated notes from time to time during the term of any series of junior subordinated notes for up to the number of consecutive interest payment periods that may be specified in the prospectus supplement, but the deferral of interest payments cannot extend beyond the maturity date of the series of junior subordinated notes.

Modification of Indenture

        We and the indenture trustee, with the consent of the holders of not less than a majority in principal amount of the junior subordinated notes that are affected by the modification, may modify the indenture or any supplemental indenture affecting that series or the rights of the holders of the junior subordinated notes. However, no modification may, without the consent of the holder of each outstanding junior subordinated debenture affected:

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  change the stated maturity date of the principal of, or any installment of principal or interest on, the junior subordinated notes;

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  reduce the principal amount of, or the rate of interest on, the junior subordinated notes;

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  modify the method for calculating interest on the junior subordinated notes;

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  reduce the amount of the principal of an original issue discount junior subordinated debenture that would be due and payable or deliverable upon a declaration of acceleration of its maturity;

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  change the place or currency of payment of principal or interest on the junior subordinated notes;

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  impair the right to institute suit for the enforcement of any payment of delivery on or with respect to the junior subordinated notes;

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  reduce the percentage in principal amount of junior subordinated notes, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture or of certain defaults thereunder;

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  modify our obligation to maintain an office or agency according to the indenture;

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  make any change relating to the subordination of the junior subordinated notes in a manner adverse to holders of those junior subordinated notes; or

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  make any change relating to the subordination of the junior subordinated notes in a manner adverse to holders of senior debt, unless the holders of senior debt consent to that change under the terms of that senior debt.

        We and the indenture trustee may, without the consent of any holder of junior subordinated notes, amend and modify the indenture for any of the following purposes:

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  to evidence the succession of another person to us, and the assumption by any such successor of our covenants under the indenture and in the junior subordinated notes;

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  to evidence and provide for the acceptance of appointment under the indenture by a successor indenture trustee with respect to the junior subordinated notes and to add to or change the provisions of the indenture to facilitate the administration of the trusts by more than one indenture trustee;

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  to add to our covenants for the benefit of the holders of all of the junior subordinated notes, or to surrender any rights or powers conferred on us under the indenture;

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  to cure any ambiguity, to correct or supplement any provision in the indenture which maybe inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture, so long as the interests of holders of junior subordinated notes are not adversely affected in any material respect;

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  to add any additional defaults or events of default with respect to the junior subordinated notes;

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  to add to or change any of the provisions of the indenture, so long as any such addition or change does not adversely affect the interests of the holders of junior subordinated notes in any material respect;

  •
  to change or eliminate any of the provisions of the indenture, so long as any such change or elimination will become effective only when there is no outstanding junior subordinated debenture adversely affected in any material respect by such change in or elimination;

  •
  to establish the form or terms of a junior subordinated debenture or any series as permitted by the indenture;

  •
  to convey, transfer, assign, mortgage or pledge any property to or with the indenture trustee securing the junior subordinated notes; or

  •
  to provide for conversion rights of the holders of the junior subordinated notes to enable those holders to convert the junior subordinated notes into our other securities.

        With respect to junior subordinated notes held by the issuer, so long as the capital securities issued by the issuer remains outstanding, without the consent of the holders of at least a majority of the aggregate liquidation amount of those capital securities:

  •
  no modification of the indenture can be made that adversely affects holders of those capital securities in any material respect;

  •
  no termination of the indenture may occur; and

  •
  no waiver of any default or of compliance with any covenant under the indenture will be effective.

Events of Default

        The indenture provides that any one or more of the following events with respect to the junior subordinated notes that has occurred and is continuing constitutes an event of default:

  •
  certain events of bankruptcy or reorganization involving us; or

  •
  any other event of default provided with respect to junior subordinated notes in the supplemental indenture or otherwise.

        If an event of default under the indenture arising from events of bankruptcy or reorganization involving us occurs with respect to the junior subordinated notes, the principal of and accrued interest on the junior subordinated notes will automatically, and without any declaration or other action on the part of the indenture trustee or any holder of junior subordinated notes, become immediately due and payable. Unless specified in the applicable prospectus supplement, if any other event of default with respect to the junior subordinated notes for which there are junior subordinated notes outstanding occurs and is continuing, then, and in every such case, the indenture trustee or the holders of not less than 25% in aggregate principal amount or, if such junior subordinated notes are not payable at maturity for a fixed principal amount, 25% of the aggregate issue price of the outstanding junior subordinated notes may declare the principal amount or maturity consideration of all of the junior subordinated notes of such series (or, if the junior subordinated notes are original issue discount junior subordinated notes, such portion of the principal amount as may be specified in their terms) and accrued interest to be immediately due and payable or deliverable, by a notice in writing to us (and to the indenture trustee if given by holders), and upon any such declaration the same shall become immediately due and payable or deliverable.

        In cases specified in the indenture, the holders of a majority in principal amount of junior subordinated notes may, on behalf of all holders, waive any default regarding that series, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder. If the holders of the junior subordinated notes fail to waive that default, the holders of a majority in aggregate liquidation amount of the capital securities will have that right.

        The holders of a majority of the aggregate outstanding principal amount of the junior subordinated notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to that series.

        The junior subordinated notes may be subject to supplemental indentures that alter the events of default described above, or that alter the circumstances under which an event of default may give rise to acceleration of the junior subordinated notes. Such modified events of default or acceleration provisions will be described in the prospectus supplement.

Enforcement of Rights by Holders of Capital Securities

        If an event of default occurs under the indenture and that event is attributable to our failure to pay interest, premium, if any, or principal on the junior subordinated notes on the applicable due date, then if the junior subordinated notes are held by an issuer, a holder of the capital securities may institute a legal proceeding directly against us for enforcement of payment on the junior subordinated notes having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder.

Limitation on Consolidation, Merger and Sales of Assets

        We will not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any person, unless:

  •
  the person formed by such consolidation or into which we merge or the entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume the due and punctual payment or delivery of the principal of (and premium, if any) maturity consideration and interest on all securities authenticated and delivered under the indenture (including the junior subordinated notes) and the performance of every covenant of the indenture to be performed or observed by us;

  •
  immediately after giving effect to such transaction, no default (as defined in the indenture), and no event which, after notice or lapse of time, or both, would become a default, shall have happened and be continuing; and

  •
  we have delivered to the indenture trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the indenture and that all conditions precedent provided in the indenture relating to the transaction have been complied with.

Satisfaction and Discharge

        The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when:

          (i)    either (a) all securities authenticated and delivered under the indenture (including the junior subordinated notes) prior to such satisfaction and discharge have been delivered to the indenture trustee for cancellation; or (b) all securities authenticated and delivered under the indenture (including the junior subordinated notes) not previously delivered to the indenture trustee for cancellation:

    •
    have become due and payable; or

    •
    will become due and payable at their stated maturity within one year; or

    •
    are to be called for redemption within one year under arrangement satisfactory to the indenture trustee;

and, in each case, we have deposited with the indenture trustee funds sufficient to pay and discharge the entire indebtedness on such securities not theretofore delivered to the indenture trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of securities which have become due and payable), or to the stated maturity or redemption date, as the case may be;

          (ii)   we have paid or caused to be paid all other sums payable under the indenture by us; and

          (iii)  we have delivered to the indenture trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Trust Expenses

        Under the indenture, we have agreed to pay, as borrower, all costs, expenses, debts and other obligations of the issuer, except those incurred in connection with the capital securities. In addition, we have agreed to pay all taxes and tax-related costs and expenses of the issuer, except United States withholding taxes.

Information Regarding the Indenture Trustee

        The indenture trustee, other than during the occurrence and continuance of an event of default under the indenture, has undertaken to perform only the duties that are specifically set forth in the indenture. The indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties under the indenture, or in the exercise of any of its rights or powers, if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Governing Law

        The indenture is governed by and construed in accordance with the laws of the State of New York.

 CERTAIN ERISA MATTERS

        Each fiduciary of any of the following, which we collectively refer to as "Plans":

  •
  an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),

  •
  a plan described in Section 4975(e)(1) of the Internal Revenue Code (the "Code") (including an individual retirement account and a Keogh plan) or a plan subject to one or more provisions under other applicable federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and

  •
  any entity whose underlying assets include "plan assets" by reason of any such plan's investment in that entity,

should consider the fiduciary standards and the prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan's particular circumstances before authorizing an investment in the capital securities. Among other factors, the fiduciary should consider whether the investment would satisfy the applicable prudence and diversification requirements of ERISA or any Similar Law and would be consistent with the documents and instruments governing the Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (each, an "ERISA Plan") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (collectively, "Parties in Interest"). A violation of these "prohibited transaction" rules may result in an excise tax, penalty or other liability under ERISA and/or Section 4975 of the Code, unless exemptive relief is available under an applicable statutory or administrative exemption. In the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax exempt status, unless exemptive relief is available. Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA, are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

        Under a regulation issued by the U.S. Department of Labor, which we refer to as the "plan assets regulation," the assets of the issuer would be deemed to be "plan assets" of an ERISA Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the ERISA Plan were used to acquire an equity interest in the issuer and no exception were applicable under the plan assets regulation. The plan assets regulation defines an "equity interest" as any interest in an entity, other than an instrument that is treated as indebtedness under applicable local law and has no substantial equity features, and specifically includes a beneficial interest in a trust.

        Under exceptions contained in the plan assets regulation, the assets of the issuer would not be deemed to be "plan assets" of investing ERISA Plans if:

  •
  immediately after the most recent acquisition of an equity interest in the issuer, less than 25% of the value of each class of equity interests in the issuer were held by "benefit plan investors", and other employee benefit plans whether or not subject to ERISA or Section 4975 of the Code (including governmental, church and foreign plans) and entities whose underlying assets are deemed to include "plan assets" under the plan assets regulation; or

  •
  the capital securities are "publicly-offered securities" for purposes of the plan assets regulation. "Publicly-offered securities" are securities which are widely held, freely transferable, and either

    (i) part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (ii) sold as part of an offering pursuant to an effective registration statement under the Securities Act of 1933 and then timely registered under the Securities Exchange Act of 1934.

        We cannot assure that benefit plan investors will hold less than 25% of the total value of the capital securities at the completion of the initial offering or thereafter, and we do not intend to monitor or take any other measures to assure satisfaction of the conditions to this exception. We expect that the capital securities will be offered in a manner consistent with the requirements of the publicly-offered securities exception described above; however, we cannot assure that the capital securities would be considered to be publicly-offered securities under the plan assets regulation.

        Certain transactions involving the issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and/or Section 4975 of the Code with respect to an ERISA Plan if the capital securities were acquired with "plan assets" of the ERISA Plan and the assets of the issuer were deemed to be "plan assets" of ERISA Plans investing in the issuer. For example, if we were a Party in Interest with respect to an ERISA Plan, either directly or by reason of our ownership of our bank subsidiaries, extensions of credit between us and the issuer, including the junior subordinated notes and the guarantee, would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption. In addition, if we were considered to be a fiduciary with respect to the issuer as a result of certain powers we hold (such as our powers to remove and replace the property trustee and the administrative trustees), it is possible that the optional redemption of the junior subordinated notes would be considered to be a prohibited transaction under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In order to avoid these prohibited transactions, each benefit plan investor, by purchasing capital securities, will be deemed to have directed the issuer to invest in the junior subordinated notes and to have appointed the property trustee.

        The Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions that may arise from the purchase or holding of the capital securities. Those class exemptions are:

  •
  PTCE 96-23 (for eligible transactions determined by in-house asset managers);

  •
  PTCE 95-60 (for eligible transactions involving insurance company general accounts);

  •
  PTCE 91-38 (for eligible transactions involving bank collective investment funds);

  •
  PTCE 90-1 (for eligible transactions involving insurance company pooled separate accounts); and

  •
  PTCE 84-14 (for eligible transactions determined by independent qualified professional asset managers).

        These class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan's investment in the capital securities. Because the capital securities may be deemed to be equity interests in the issuer for purposes of applying ERISA and Section 4975 of the Code, the capital securities may not be purchased or held by any ERISA Plan or any person investing "plan assets" of any ERISA Plan, unless the purchase and holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

        By directly or indirectly purchasing or holding capital securities or any interest in them you will be deemed to have represented that either:

  •
  you are not a Plan and are not purchasing the securities on behalf of or with "plan assets" of any Plan; or

  •
  your purchase and holding of capital securities will not violate any applicable Similar Laws and either (i) will not result in a prohibited transaction under ERISA or the Code, or (ii) if it could result in such a prohibited transaction, it satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption.

        If a purchaser or holder of the capital securities that is an ERISA Plan elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, we and the issuer may require a satisfactory opinion of counsel or other evidence of the availability of that exemption.

        Due to the complexity of the above rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the capital securities on behalf of or with "plan assets" of any ERISA Plan consult with their counsel regarding the potential consequences if the assets of the issuer were deemed to be "plan assets" and regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption. In addition, fiduciaries of Plans not subject to Title I of ERISA or Section 4975 of the Code, in consultation with their advisors, should consider the impact of their respective applicable Similar Laws on their investment in capital securities, and the considerations discussed above, to the extent applicable.

 PLAN OF DISTRIBUTION

        The issuer may sell the capital securities being offered by use of this prospectus and a prospectus supplement:

  •
  through underwriters;

  •
  through dealers;

  •
  through agents; or

  •
  directly to purchasers.

        We will set forth the terms of the offering of any securities being offered in the prospectus supplement.

        If the issuer utilizes underwriters in an offering of capital securities using this prospectus, we and the issuer will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to various conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If the issuer utilizes underwriters in an offering of securities using this prospectus, the prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

        If the issuer utilizes a dealer in an offering of securities using this prospectus, the issuer will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

        The issuer may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of appointment.

        The issuer may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        Underwriters, dealers or agents participating in a distribution of capital securities by use of this prospectus and an the prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from an issuer or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Under agreements that we and the issuer may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and the prospectus supplement may be entitled to indemnification by us and the issuer against some types of liabilities, including liabilities under the Securities Act of 1933, or to reimbursement for some types of expenses.

        Underwriters, dealers, agents or their affiliates may engage in transactions with, or perform services for, us or the issuer or our or its affiliates in the ordinary course of business.

        Offerings of capital securities will be conducted in compliance with Rule 2810 of the Conduct Rules of the Financial Industry Regulatory Authority ("FINRA"), as applicable. For any offering not listed on an exchange or Nasdaq, under Rule 2810, an FINRA member or person associated with an FINRA member shall have reasonable grounds to believe, on the basis of information obtained from an offeree concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that (a) the offeree is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in this prospectus, including the tax benefits, if any, (b) the offeree has a fair market net worth sufficient to sustain the risks inherent in the capital securities, including loss of investment and lack of liquidity and (c) the capital securities are otherwise suitable for the offeree.

        Our direct or indirect wholly-owned subsidiaries may use this prospectus and the prospectus supplement in connection with offers and sales of capital securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

        The issuer may also use this prospectus to solicit offers to purchase securities directly. Except as set forth in the prospectus supplement, none of the issuer's administrative trustees nor any of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with these direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, the validity of those securities, other than capital securities, will be passed upon for TCF by Kaplan, Strangis and Kaplan, P.A., legal counsel to TCF. The validity of the capital securities will be passed upon for the issuer by, Richard, Layton & Finger, P.A., special Delaware counsel.

EXPERTS

        The consolidated financial statements of TCF Financial Corporation as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's report on the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

4,000,000 Capital Securities

10.75% Capital Securities, Series I

PRICE $25.00 PER CAPITAL SECURITY

Sole Bookrunner	Co-Lead Manager
RBC CAPITAL MARKETS	STIFEL NICOLAUS
Co-Managers
HOWE BARNES HOEFER & ARNETT	STERNE AGEE

PROSPECTUS SUPPLEMENT

August 13, 2008

QuickLinks

SUMMARY
RISK FACTORS
TCF CAPITAL I
TCF FINANCIAL CORPORATION
CAPITALIZATION
ACCOUNTING TREATMENT; REGULATORY CAPITAL
USE OF PROCEEDS
RATINGS
SUMMARY OF TERMS OF CAPITAL SECURITIES
SUMMARY OF TERMS OF JUNIOR SUBORDINATED NOTES
REPLACEMENT CAPITAL COVENANT
GUARANTEE OF CAPITAL SECURITIES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
TCF FINANCIAL CORPORATION
THE ISSUER
USE OF PROCEEDS
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE CAPITAL SECURITIES
GLOBAL CAPITAL SECURITIES; BOOK-ENTRY ISSUANCE
DESCRIPTION OF THE GUARANTEE
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
CERTAIN ERISA MATTERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS